Exhibit 10.1
Execution Version

$60,000,000
REVOLVING CREDIT AGREEMENT
dated as of
August 11, 2011
among
CARRIAGE SERVICES, INC.,
as Borrower,
The Lenders Party Hereto,
and
WELLS FARGO BANK, N.A.,
as Administrative Agent and Issuing Bank

Andrews Kurth LLP
Counsel to Administrative Agent

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-ii-

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EXHIBITS:

Exhibit 1.01A	Form of Guarantee Agreement
Exhibit 1.01B	Form of Joinder Agreement
Exhibit 1.01C	Form of Revolving Promissory Note
Exhibit 1.01D	Form of Security Agreement
Exhibit 4.01(h)	Form of Borrowing Request
Exhibit 5.01	Form of Compliance Certificate
Exhibit 9.04	Form of Assignment and Assumption
Annex I	Standard Terms and Conditions for Assignment and Assumption
SCHEDULES:

Schedule 2.01	Commitments
Schedule 3.01	Qualification Exceptions
Schedule 3.06	Disclosed Matters
Schedule 3.12	List of Subsidiaries
Schedule 3.16	Swap Agreements
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(b)	Existing Liens
Schedule 6.05(b)	Existing Investments
Schedule 6.08	Restrictive Agreements

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          THIS REVOLVING CREDIT AGREEMENT (this “Agreement”), dated as of August 11, 2011, is entered into among Carriage Services, Inc., a Delaware corporation, the Lenders party hereto and Wells Fargo Bank, N.A., as Administrative Agent and Issuing Bank.
          The parties hereto agree as follows:
ARTICLE I
Definitions
          Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Base Rate.
          “Adjusted LIBOR” means, for any day, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) LIBOR for such Interest Period multiplied by (b) the Statutory Reserve Rate.
          “Adjusted One Month LIBOR” means an interest rate per annum equal to the sum of (i) 1.00% per annum plus (ii) Adjusted LIBOR for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day).
          “Administrative Agent” means Wells Fargo Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Alternative Financing” means any form of long-term financing used by the Borrower to refinance or payoff the Senior Notes; provided (i) the principal amount of such Alternative Financing shall not exceed $160,000,000 and (ii) the maturity date of such Alternative Financing shall be at least eight years from issuance or closing date of such Alternative Financing.
          “Applicable Margin” means, for any day, with respect to any Base Rate Loan or Eurodollar Revolving Loan, or with respect to the facility fees payable hereunder, as the case may be, the Applicable Margin per annum set forth below, as the case may be, based upon the Leverage Ratio:

CATEGORY	LEVERAGE RATIO:	BASE RATE MARGIN	EURODOLLAR MARGIN	COMMITMENT FEE RATE
1	≤ 2.75	0.625%	1.625%	0.30%
2	> 2.75 BUT ≤ 3.75	0.875%	1.875%	0.40%
3	>3.75	1.125%	2.125%	0.50%
          For purposes of the foregoing, each change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Leverage Ratio shall be deemed to be in Category 3 at any time (a) that an Event of Default has occurred and is continuing or (b) at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(i) or Section 5.01(ii), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.
          In the event that any financial statement delivered pursuant to Section 5.01(i) or Section 5.01(ii), as applicable, is shown to be inaccurate when delivered and such inaccuracy, if corrected, would have led to the application of a higher or lower Applicable Margin for any such period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, and only in such case, then the Borrower shall immediately (i) deliver to the Administrative Agent corrected financial statements for such Applicable Period, (ii) determine the Applicable Margin for such Applicable Period based upon the corrected financial statements and (iii) immediately pay to the Administrative Agent or immediately be refunded by the Administrative Agent the accrued additional or lesser interest owing as a result of such changed Applicable Margin for such Applicable Period. This provision is in addition to the rights of the Administrative Agent and the Lenders with respect to Section 2.11(c) and their other respective rights under this Agreement and shall not limit the right of the Administrative Agent to declare an Event of Default. Financial statements shall not be deemed to be “inaccurate” solely because the same are subsequently restated to reflect changes in GAAP.
          “Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.19 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit 9.04 or any other form approved by the Administrative Agent.

          “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
          “Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1% and (c) Adjusted One Month LIBOR plus the Applicable Base Rate Margin. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted One Month LIBOR shall be effective from and including the effective date of such change in the Prime Rate, Federal Funds Effective Rate or Adjusted One Month LIBOR, respectively.
          “Base Rate Loan”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Base Rate.
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrower” means Carriage Services, Inc. a Delaware corporation.
          “Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
          “Borrowing Request” means a request by the Borrower for a Revolving Borrowing substantially in the form of Exhibit 4.01(h).
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which commercial banks in London, England are not open for dealings in dollar deposits in the London interbank market.
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as a capital lease obligation on a balance sheet of such Person under GAAP, as in effect on the Effective Date, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP as in effect on the Effective Date.
          “Change in Control” means:
          (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the Effective Date) of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower;

          (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or
          (c) any event that gives holders of preferred Equity Interests or other securities issued pursuant to any shareholders’ rights plan of the Borrower the right to purchase or to convert such securities to more than 35% of the aggregate (less the percentage of Equity Interests referenced in (a) above held by the holders of such preferred Equity Interests) voting Equity Interests of the Borrower.
          “Change in Law” means the occurrence, after the Effective Date (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking into effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided, however, anything herein to the contrary notwithstanding, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” has the meaning assigned to such term in the Security Agreement, provided, that notwithstanding anything contained in the Security Agreement to the contrary, the term “Collateral” shall not include any Equity Interests in any Foreign Subsidiary or any Unrestricted Subsidiary of the Borrower.
          “Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans including the acquisition of participations in Letters of Credit hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.07, (b) increased from time to pursuant to Section 2.18 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. As of the Effective Date, the initial aggregate amount of the Lenders’ Commitments is $60,000,000.
          “Consolidated EBITDA” means EBITDA for the Borrower and the Subsidiaries, other than Unrestricted Subsidiaries, on a consolidated basis.
          “Consolidated Interest Expense” means, for any period, the Interest Expense (including imputed interest expense in respect of Capital Lease Obligations) reflected on the financial statements of the Borrower and the Subsidiaries during such period.
          “Consolidated Net Income” means, for any period, the total net income or loss of the Borrower and the Subsidiaries, other than Unrestricted Subsidiaries, for such period determined on a consolidated basis in accordance with GAAP.

          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure.
          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Revolving Loans or participations in Letters of Credit within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, the Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become, or has a parent company that has become, the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
          “Deposit Account Control Agreement” means the agreement executed by the Agent and Wells Fargo as a depository bank, and acknowledged by the Borrower, in regard to all accounts of the Borrower maintained at Wells Fargo.
          “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
          “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction, but excluding the issuance of any Equity Interest of the Borrower) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
          “dollars” or “$” refers to lawful money of the United States of America.
          “Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary; provided Unrestricted Subsidiaries shall not be considered Domestic Subsidiaries regardless of their jurisdiction of organization or formation.
          “EBITDA” means, for any period, without duplication, Consolidated Net Income:
          (i) plus Consolidated Interest Expense;
          (ii) plus provisions for federal, state, local or foreign income tax;
          (iii) plus depreciation and amortization (to the extent included in operating expenses);
          (iv) plus EBITDA of any Permitted Acquisition calculated on an historic basis for such Permitted Acquisition as if same had occurred on the first day of the period for which such EBITDA is measured, with such pro-forma adjustments as the Administrative Agent, in its sole discretion, shall approve;
          (v) plus other non cash expenses;
          (vi) plus non-recurring expenses and minus non-recurring income items (in each case, to the extent said items are used to calculate Consolidated Net Income), so long as said items, in each case, remain non-cash items.
          “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” means (a) any “reportable event” listed in Section 4043(c)(5), 4043(c)(6) or 4043(c)(12) of ERISA; (b) the failure of any Plan to satisfy the “minimum funding standard” (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan (other than a Multiple Employer Plan) in a distress termination under Section 4041(c) of ERISA; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or for the PBGC to appoint a trustee to administer any Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the plan administrator of any notice relating to an intention to terminate a Multiple Employer Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, in each case concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or in reorganization (within the meaning of Section 4241 of ERISA).
          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to LIBOR.
          “Event of Default” has the meaning assigned to such term in Article VII.
          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income or profits (however denominated) by the United States of America (or any political subdivision thereof), or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located or described in clause (a) of this definition, (c) in the case of a

Lender, any withholding tax that (i) is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.15(a), or (ii) is attributable to such Lender’s failure to comply with Section 2.15(e), and (d) any withholding tax imposed by FATCA
          “FATCA” means Sections 1471 through 1474 of the Code (and any amendment or successor sections thereto) and any regulations promulgated thereunder or official interpretations thereof.
          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds for transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
          “Fitch” means Fitch Ratings, Inc.
          “Fixed Charge Coverage Ratio” means the ratio of (a) EBITDA minus (i) non-financed Maintenance Capital Expenditures and, (ii) cash income taxes paid, plus any income tax refunds received, divided by (b) Interest Expense plus (i) scheduled and required principal payments in respect of Indebtedness actually paid, and, (ii) all cash dividends paid on Equity Interests, in all cases measured for the immediately preceding four (4) fiscal quarters.
          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Foreign Subsidiary” means any Subsidiary organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia.
          “GAAP” means generally accepted accounting principles in the United States of America.
          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          “Growth Capital Expenditures” means capital expenditures that are neither Maintenance Capital Expenditures nor expenditures for Permitted Acquisitions.
          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, directly or indirectly, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) continent obligations on performance or surety bonds provided by third parties.
          “Guarantee Agreement” means the Guarantee of the Guarantors, substantially in the form of Exhibit 1.01A hereto, guarantying the Obligations of Borrower under this Agreement and the Loan Documents and all other Indebtedness of the Borrower to any of the Lenders in respect of any hedging obligations, any overdrafts or treasury, depository, cash management, or similar services.
          “Guarantors” means all Domestic Subsidiaries of the Borrower and any other Subsidiary required to execute a Guaranty Agreement pursuant to Section 5.10, but excluding any Unrestricted Subsidiary.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Increasing Lender” has the meaning set forth in Section 2.18.
          “Indebtedness” of any Person means, without duplication,
          (a) the unpaid principal balance of such Person for borrowed money of any kind,
          (b) the unpaid principal balance of obligations of such Person evidenced by bonds, debentures, notes or similar instruments,
          (c) the unpaid principal amount of obligations of such Person upon which interest charges are customarily paid,

          (d) all deferred purchase price arrangements, including obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (excluding current accounts payable incurred in the ordinary course of business),
          (e) all Indebtedness secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed,
          (f) all Guarantees by such Person of Indebtedness of others,
          (g) all Capital Lease Obligations of such Person existing on the Effective Date or newly created by the Borrower thereafter, but excluding any such obligations which become Capital Lease Obligations as a result of changes in GAAP occurring after the Effective Date,
          (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and
          (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.
          The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
          Notwithstanding anything else herein to the contrary, Indebtedness shall not include either the convertible junior subordinated debenture due 2029 issued by Carriage Services, Inc. to Carriage Services Capital Trust, in the original principal amount of $96,949,000, or the Trust Preferred Stock.
          “Indemnified Taxes” means all Taxes other than Excluded Taxes.
          “Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.06.
          “Interest Expense” means interest expense determined under GAAP, less amortization of deferred loan costs and original issue discounts.
          “Interest Payment Date” means (a) with respect to any Base Rate Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
          “Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect;

provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Issuing Bank” means Wells Fargo Bank, N.A. in its capacity as the issuer of Letters of Credit hereunder, and its successor or successors in such capacity as provided in Section 2.04(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
          “Joinder Agreement” means an agreement substantially in the form of Exhibit 1.01B hereof.
          “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
          “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
          “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
          “Letter of Credit” means any letter of credit issued pursuant to this Agreement.
          “Leverage Ratio” means, on any date, the ratio of Senior Debt to Consolidated EBITDA for the immediately preceding four (4) fiscal quarters.
          “LIBOR” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters Screen LIBOR1 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then “LIBOR” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate rounded upwards, if necessary, to the next

1/100 of 1% at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Loan Documents” means this Agreement, the Note, the Guarantee Agreement, the Security Documents and any other documents executed in connection herewith or therewith.
          “Loan Parties” means the Borrower and the Guarantors.
          “Loans” means the Revolving Loans.
          “Maintenance Capital Expenditures” means capital expenditures to replace, repair or refurbish existing fixed assets.
          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, or (b) the ability of the Borrower to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement.
          “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) or obligations in respect of Swap Agreements of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
          “Maturity Date” means October 15, 2014; provided, if the Borrower obtains Alternative Financing which closes and funds prior to July 15, 2014 or the New Senior Notes are issued prior to July 15, 2014, the Maturity Date shall automatically be extended to a date that is five (5) years from the Effective Date.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Multiemployer Plan” shall mean any pension plan that is (i) a multiemployer plan as defined in Section 4001(a)(3) of ERISA, (ii) subject to the provisions of Title IV of ERISA and (iii) maintained by the Borrower or any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate may have any liability, contingent or otherwise.

          “Multiple Employer Plan” shall mean a Plan covered by Title IV of ERISA, other than a Multiemployer Plan, to which the Borrower or any ERISA Affiliate and at least one employer other than the Borrower or any ERISA Affiliate are contributing sponsors.
          “Net Cash Proceeds” means, with respect to the sale of any asset by the Borrower or any Subsidiary (including Equity Interests), the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such sale (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of Indebtedness that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses incurred by the Borrower or any Subsidiary in connection with such sale and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant asset sale as a result of any gain recognized in connection therewith.
          “New Senior Notes” means unsecured senior notes issued to refinance, renew or replace the Senior Notes; provided, (i) the principal amount of such Senior Notes shall not exceed $160,000,000, (ii) the maturity date of such New Senior Notes shall be at least eight years from issuance date of such New Senior Notes and (iii) the New Senior Notes shall be on terms and conditions acceptable to Administrative Agent.
          “Note” means the promissory notes substantially in the form of Exhibit 1.01C executed by the Borrower to the order of a Lender, partially evidencing the Obligations.
          “Obligations” means all of the Borrower’s obligations and duties under this Agreement and each of the other Loan Documents.
          “One Month LIBOR” means an interest rate per annum equal to LIBOR for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day).
          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
          “Participant” has the meaning set forth in Section 9.04.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Permitted Acquisition” means any acquisition (by merger or otherwise) by the Borrower or a Subsidiary of all or substantially all the assets of, or all the Equity Interests in, a Person or division or line of business of a Person, if:
          (a) immediately after giving effect thereto, no Default has occurred and is continuing or would result therefrom,

          (b) the business of such acquired Person, or such acquired business, is reasonably related to the business of the Borrower on the Effective Date,
          (c) the requirements of Section 5.10 shall have been satisfied within the time periods specified therein,
          (d) the Borrower and the Subsidiaries are in compliance, on a pro forma basis after giving effect to such acquisition, with Section 6.10, Section 6.11, and Section 6.12, as if such acquisition had occurred on the first day of the relevant period for testing compliance with such Section,
          (e) such acquisition has been approved by all necessary corporate action by the Person so acquired or the Person selling the assets or other property so acquired by the Borrower or such Subsidiary and
          (f) in the case of any acquisition in which the aggregate consideration paid by the Borrower and the Subsidiaries exceeds $15,000,000, the Borrower has delivered to the Administrative Agent an officer’s certificate to the effect set forth in clauses (a), (b), (c), (d) and (e) above, together with all financial information reasonably requested by the Administrative Agent relating to the Person or assets acquired and reasonably detailed calculations demonstrating satisfaction of the requirements set forth in clauses (d) and (e) above, and has received the approval of the Administrative Agent thereto, such approval not to be unreasonably withheld.
          “Permitted Encumbrances” means:
          (a) liens imposed by law for taxes that are not yet delinquent or that are being contested in good faith, with adequate reserves, and the failure of such contest could not reasonably be expected to result in a Material Adverse Effect;
          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith, with adequate reserves and the failure of such contest could not reasonably be expected to result in a Material Adverse Effect;
          (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
          (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
          (e) judgment liens in respect of judgments that do not constitute an Event of Default; and

          (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
provided that the term “Permitted Encumbrances” shall not include any lien securing Indebtedness.
          “Permitted Investments” means:
          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or Canada (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America or Canada), in each case maturing within one year from the date of acquisition thereof;
          (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of A2 or better by S&P or Fitch, or P2 or better by Moody’s;
          (c) investments in certificates of deposit, banker’s acceptances and time deposits (including Eurodollar deposits) maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Lender or any domestic office of any commercial bank organized under the laws of the United States of America or Canada or any State or Province thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
          (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
          (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Fitch or Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;
          (f) investments in corporate debt securities (including loan participations) that (a) mature within 60 days from the date of acquisition, and (b) are rated BBB- or better by S&P or Fitch or Baa3 or better by Moody’s at the date of acquisition;
          (g) investments in municipal securities or auction rate securities that are rated AA or better by S&P or Fitch or Aa or better by Moody’s, provided that the Borrower has the right to put such securities back to the issuer or seller thereof at least once every 60 days; and
          (h) investments not covered by clauses (a) through (g) above, in an amount not to exceed at any time $5,000,000.

Notwithstanding anything else herein to the contrary, the term “Permitted Investments” shall not apply to nor restrict the activities of any perpetual care trust, preneed trust, or preconstruction trust or similar entity required by and governed by federal, state or local statutes and regulations.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Prime Rate” means at any time the rate of interest per annum most recently announced by Wells Fargo at its principal office in San Francisco, as its prime rate, with the understanding that Wells Fargo’s prime rate is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate. Each change in the prime rate will be effective on the day the change is announced within Wells Fargo. The prime rate may not represent the lowest or best rate actually charged to customers of Wells Fargo.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Required Lenders” means, at any time, Lenders holding more than 66 2/3% of the sum of the total Commitments (or, if the Commitments have terminated or expired, the Credit Exposures) at such time, as adjusted pursuant to Section 2.19.
          “Revolving Borrowing” means a Borrowing made pursuant to Section 2.03.
          “Revolving Loan” means a Loan made pursuant to Section 2.03.
          “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
          “Security Agreement” means the Pledge and Security Agreement substantially in the form of Exhibit 1.01D hereto of even date herewith executed by Borrower and (the Guarantors) granting the Administrative Agent, for the benefit of the Lenders, a security interest in the Collateral.
          “Security Documents” means the Security and Pledge Agreement, the Deposit Account Control Agreement, the Guarantee Agreement, and any and all other security agreements, deeds of trust, mortgages, pledges, assignments, financing statements, continuation statements, and all other agreements and instruments at any time executed and delivered by any Person to the Administrative Agent, for the benefit of the Lenders, to secure the payment, the performance, or both, of all or any part of the Obligations.

          “Senior Debt” means all Indebtedness of the Borrower and its Subsidiaries, other than Unrestricted Subsidiaries, including, without limitation, all items listed on Schedule 6.01(b).
          “Shareholder Equity” means total shareholder equity calculated in accordance with GAAP.
          “Senior Notes” means those certain senior notes issued by Borrower pursuant to the Senior Notes Indenture in the original principal amount of $130,000,000 as more fully described on Schedule 6.01(b), the Alternative Financing and the New Senior Notes (as applicable).
          “Senior Notes Indenture” means that certain Indenture dated January 27, 2005, pursuant to which the Senior Notes were issued.
          “Solvent” means, with respect to any Person, as of any date of determination, that the fair value of the assets of such Person (at fair valuation) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date, and such Person does not have unreasonably small capital with which to carry on its business.
          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to Adjusted LIBOR, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Subordinated Indebtedness” means, with respect to the Borrower and as of any date of its issuance, any unsecured Indebtedness for borrowed money for which the Borrower is directly and primarily obligated that is expressly subordinated to the Obligations and on terms approved by the Administrative Agent in its reasonable discretion that (a) arises after the Effective Date, (b) does not have any stated maturity before one year after the latest maturity of any of the Obligations, and (c) has terms that are no more restrictive than the terms of the Loan Documents.
          “Subsidiary” means, with respect to the Borrower at any date,
          (a) any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the Borrower in the Borrower’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, and

          (b) any other corporation, limited liability company, partnership, association or other entity
               (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or
               (ii) that is, as of such date, otherwise Controlled, by the Borrower or one or more subsidiaries of the Borrower or by the Borrower and one or more subsidiaries of the Borrower, provided, that Unrestricted Subsidiaries shall not be bound by this Agreement and, for purposes of this Agreement, shall not be considered to be Subsidiaries.
          “Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
          “Trust Preferred Stock” means the 7% Convertible Preferred Securities, Term Income Deferrable Equity Securities, issued by Carriage Services Capital Trust.
          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to LIBOR or the Base Rate.
          “Unrestricted Subsidiary” means (i) as of the Effective Date, Carriage Services Capital Trust and Aria Cremation Services, LLC and (ii) any other Person so designated by the Borrower in writing to the Administrative Agent and agreed to by the Administrative Agent, such agreement not to be unreasonably withheld or delayed; provided that a majority of such Person’s outstanding Voting Shares are controlled by the Borrower or one of its Subsidiaries.
          “Wells Fargo” means Wells Fargo Bank, N.A.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).
          Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties.
          Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time;
          provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), and, further provided, that regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect before such change, and shall continue to be applied as if immediately before such change shall have become effective, until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II
The Credits
          Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment as set forth on Schedule 2.01 or (b) the sum of the total Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
          Section 2.02 Revolving Loans and Borrowings.
          (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
          (b) Each Revolving Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Loans as the Borrower may request in accordance herewith; provided that all new Borrowings made on the Effective Date or conversions of existing Base Rate Loans must be made as Base Rate Borrowings, unless the Borrower shall have notified the Administrative Agent in writing not later than 10:00 a.m., Houston time, three (3) Business Days before the Effective Date of its election for the initial Borrowing to be a Eurodollar Borrowing. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Revolving Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Revolving Loan in accordance with the terms of this Agreement.
          (c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. At the time that each Base Rate Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an Base Rate Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 6 Eurodollar Revolving Borrowings outstanding.
          (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Revolving Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
          Section 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone, electronic mail, or via the Administrative Agent’s designated and proprietary electronic transaction system (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, Houston time, three Business Days before the date of the proposed Borrowing or (b) in the case of an Base Rate Borrowing, not later than 12:00 noon, Houston time, on the date of the proposed Borrowing; provided that any such notice of a Base Rate Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e) may be given not later than 10:00 a.m., Houston time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and any telephonic Borrowing Request shall be confirmed promptly by hand delivery or telecopy or electronic mail to the Administrative Agent of a written Borrowing Request. Each Borrowing Request shall specify the following information in compliance with Section 2.02:
     (i) the aggregate amount of the requested Borrowing;
     (ii) the date of such Borrowing, which shall be a Business Day;
     (iii) whether such Borrowing is to be an Base Rate Borrowing or a Eurodollar Borrowing;
     (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
     (v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount f such Lender’s Loan to be made as part of the requested Borrowing.
          Section 2.04 Letters of Credit.
          (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that (a) in the event of any conflict between such application and this Agreement, this Agreement shall control, and (b) any grant of a Lien contained in such application shall be ineffective so long as this Agreement remains in place. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the total Credit Exposures shall not exceed the total Commitments.
          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided, a Letter of Credit may provide for a later expiration date if, simultaneously with the issuance (or if applicable, the renewal) thereof, the Borrower pledges to the Issuing Bank, in a manner reasonably satisfactory to it, funds in an account with the Issuing Bank equal to 105% of the face amount of such Letter of Credit.
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 11:00 a.m., Houston time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., Houston time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 11:00 a.m., Houston time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 9:00 a.m., Houston time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $1,000,000 the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an Base Rate Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Base Rate Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
          (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or (iii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed electronically or by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
          (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.11(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
          (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.10(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
          (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be in any of the types listed in paragraphs (a) through (e) of the defined term “Permitted Investments” in this agreement, and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Required Lenders), be applied to satisfy other obligations of the Borrower to the Lenders under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
          Section 2.05 Funding of Borrowings.
          (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., Houston time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Houston and designated by the Borrower in the applicable Borrowing Request; provided that Base Rate Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the Issuing Bank.
          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing (without any obligation to pay any break funding payment under Section 2.14 in connection with such payment). If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. If the Borrower pays such amount to the Administrative Agent, it shall not relieve the defaulting Lender of its legal responsibility for its default.
          Section 2.06 Interest Elections.
          (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
          (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone, electronic mail, or via the Administrative Agent’s designated and proprietary electronic transaction system by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and any telephonic Interest Election Request shall be confirmed promptly by hand delivery or telecopy or electronic mail to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
          (c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an Base Rate Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an Base Rate Borrowing at the end of the Interest Period applicable thereto.
          Section 2.07 Termination and Reduction of Commitments.
          (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.
          (b) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the Credit Exposure would exceed the total Commitments; provided that for purposes of this paragraph, the LC Exposure shall be deemed to be zero if there exists either cash collateral equal to 105% of the LC Exposure or one or more back-up letters of credit for the benefit of the Issuing Bank in form and substance and issued by issuer(s) satisfactory to the Issuing Bank in its sole discretion. Upon the provision of such cash collateral or back-up letters of credit and the payment in full of all Obligations, then the Lenders shall be released from their obligations under Section 2.04(d), and all letter of credit fees accruing after the termination of the Commitments shall be for the account of the Issuing Bank.
          (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
          Section 2.08 Repayment of Loans; Evidence of Debt.

          (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date.
          (b) Each Lender shall maintain in accordance with its usual practice a record evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (c) The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (d) The entries made in the records maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
          (e) Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in substantially the form of Exhibit 1.01B payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
          Section 2.09 Voluntary Prepayment of Loans.
          (a) The Borrower shall have the right at any time and from time to time to prepay any Revolving Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.
          (b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, Houston time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an Base Rate Revolving Borrowing, not later than 12:00 noon, Houston time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11.
          Section 2.10 Fees.
          (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Commitment Fee Rate described in the definition of “Applicable Margin” on the daily undrawn amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. The face amount of any outstanding Letters of Credit shall be considered to be drawn under the Commitment for purposes of calculating commitment fees. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

          (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
          Section 2.11 Interest.
          (a) The Loans comprising each Base Rate Borrowing shall bear interest at the Base Rate plus the Applicable Margin.
          (b) The Loans comprising each Eurodollar Borrowing shall bear interest at LIBOR for the Interest Period in effect for such Borrowing plus the Applicable Margin.
          (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.0% plus the rate applicable to Base Rate Loans as provided in paragraph (a) of this Section.
          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an Base Rate Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, Adjusted LIBOR or LIBOR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          Section 2.12 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
     (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Adjusted LIBOR or LIBOR, as applicable, for such Interest Period; or
     (ii) the Administrative Agent is advised by the Required Lenders that Adjusted LIBOR or LIBOR, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) any request for a new Eurodollar Borrowing shall be made as an ABR Borrowing.
          Section 2.13 Increased Costs.
          (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement already reflected in Adjusted LIBOR or in the Base Rate, as applicable) or the Issuing Bank; or
     (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, or an after-tax basis for such additional costs incurred or reduction suffered.
          (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements (except any such change already reflected in Adjusted LIBOR or the Base Rate, as applicable) has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company on an after-tax basis for any such reduction suffered.
          (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, with supporting calculation in reasonable detail, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
          (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
          Section 2.14 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, with supporting calculations in reasonable detail, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          Section 2.15 Taxes.
          (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority imposed on the Borrower in accordance with applicable law.
          (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error. Notwithstanding anything herein to the contrary, neither the Administrative Agent, the Issuing Bank nor any Lender shall be indemnified for any Indemnified Taxes or Other Taxes hereunder unless the Administrative Agent, the Issuing Bank or such Lender, as applicable, shall make written demand on the Borrower for such reimbursement no later than six (6) months after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon the Administrative Agent, the Issuing Bank or such Lender, as applicable, and (ii) the date on which the Administrative Agent, the Issuing Bank or such Lender, as applicable, as made payment of such Indemnified Taxes or Other Taxes; provided that if the Indemnified Taxes or Other Taxes imposed or asserted giving rise to such claims are retroactive, then the 6-month period referred to above shall be extended to include the retroactive effect thereof.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter) at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent), such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, each Lender, on or prior to the date on which it becomes a Lender hereunder (and from time to time thereafter at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent), shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine that such Lender is not subject to United States federal backup withholding tax and to determine whether or not such Lender is subject to United States information reporting requirements.
               Without limiting the generality of the foregoing, a Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender hereunder (and from time to time thereafter at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party;
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any successor form);
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “1 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (B) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor form); or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
               Without limiting any of the foregoing, each Lender further agrees that it shall (i) promptly notify the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction in withholding taxes with respect to payments made hereunder or under any other Loan Document; and (ii) in the event any previous form delivered by such Lender pursuant to this Section 2.15(e) expires or becomes obsolete or inaccurate or an event or change in law occurs requiring a change in the previous form delivered by such Lender, promptly deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) any properly completed and executed documentation prescribed by applicable law as will permit payments hereunder or under other Loan Documents to be made without, or at a reduced rate of, withholding if such Lender continues to be so entitled.

          (f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.15 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
          (g) In the case of a Lender that would be subject to withholding tax imposed by FATCA on payments made on the account of any obligation of the Borrower hereunder if such Lender fails to comply with the applicable requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall provide such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent or the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from any such payments.
          Section 2.16 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
          (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.13, Section 2.14, or Section 2.15 or otherwise) prior to 12:00 noon, Houston time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 1100 Louisiana, Third Floor, Houston, Texas 77002, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.13, Section 2.14, or Section 2.15 or Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
          (c) If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d), Section 2.04(e), Section 2.05(b), Section 2.16(d) or Section 9.03(c) then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
          Section 2.17 Mitigation Obligations; Replacement of Lenders.
          (a) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or Section 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) If any Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments in the future. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
          (c) If any Lender fails to consent to an issue requiring approval in an instance where Lenders holding greater than 66 2/3% of the aggregate amount of the Loans and unused Commitments have provided a consent, then the Borrower may require such non-consenting

Lender to assign all of its outstanding Loans and unused Commitments, at par, to another lender acceptable to the Borrower and the Administrative Agent which is not an Affiliate of the Borrower.
          Section 2.18 Increase in the Commitments. The Borrower may, by written notice to the Administrative Agent executed by the Borrower and one or more financial institutions (any such financial institution referred to in this Section being called an “Increasing Lender”), which may include any Lender, cause the Commitments to be extended by the Increasing Lenders (or cause the Commitments of the Increasing Lenders to be increased, as the case may be) in an amount for each Increasing Lender set forth in such notice; provided, that (i) each extension of new Commitments or increase in existing Commitments pursuant to this paragraph shall result in the aggregate Commitments being increased by no less than $5,000,000, (ii) no extension of new Commitments or increase in existing Commitments pursuant to this paragraph may result in the aggregate Commitments exceeding $75,000,000, (iii) each Increasing Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and (iv) each Increasing Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed accession agreement in a form reasonably satisfactory to the Administrative Agent and the Borrower (an “Accession Agreement”). New Commitments and increases in Commitments shall become effective on the date specified in the applicable notices delivered pursuant to this paragraph. Upon the effectiveness of any Accession Agreement to which any Increasing Lender is a party, (i) such Increasing Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded a Lender hereunder and subject to all obligations of a Lender hereunder and (ii) Schedule 2.01 shall be deemed to have been amended to reflect the Commitment of such Increasing Lender as provided in such Accession Agreement. Upon the effectiveness of any increase pursuant to this Section in the Commitment of a Lender already a party hereto, Schedule 2.01 shall be deemed to have been amended to reflect the increased Commitment of such Lender. Notwithstanding the foregoing, no increase in the aggregate Commitments (or in the Commitment of any Lender) shall become effective under this Section unless, on the date of such increase, the Administrative Agent shall have received a certificate, dated as of the effective date of such increase and executed by a Financial Officer of the Borrower, to the effect that the conditions set forth in paragraphs (i) and (ii) of Section 4.02 shall be satisfied (with all references in such paragraphs to a Borrowing being deemed to be references to such increase and attaching resolutions of the Borrower approving such increase). Following any extension of a new Commitment or increase of a Lender’s Commitment pursuant to this paragraph, any Revolving Loans outstanding prior to the effectiveness of such increase or extension shall continue to be outstanding until the end of the respective Interests Periods applicable thereto, and shall then be repaid and, if the Borrower shall so elect, refinanced with new Revolving Loans made pursuant to Section 2.01 ratably in accordance with the Commitments in effect following such extension or increase.
          Section 2.19 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

          (a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.10(a);
          (b) the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender, unless the effect of same is to eliminate the Defaulting Lender’s Commitment (which shall require only the consent of the Lenders that are not Defaulting Lenders);
          (c) if any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:
     (i) all or any part of such LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time;
     (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s LC Exposure in accordance with the procedures set forth in Section 4.02 for so long as such LC Exposure is outstanding;
     (iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to Section 2.19(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
     (iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.19(c), then the fees payable to the Lenders pursuant to Section 2.10(a) and Section 2.10(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
     (v) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.19(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated; and

          (d) so long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is reasonably satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.19(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and Defaulting Lenders shall not participate therein).
          (e) In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
ARTICLE III
Representations and Warranties
          The Borrower represents and warrants to the Lenders that:
          Section 3.01 Organization; Powers. Except as otherwise set forth on Schedule 3.01, each of the Borrower and the Subsidiaries is duly organized and validly existing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, its jurisdiction of organization and every jurisdiction where such qualification is required.
          Section 3.02 Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          Section 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any Subsidiary or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary.
          Section 3.04 Financial Condition; No Material Adverse Change.
          (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2010, reported on by KPMG LLC, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.
          (b) Since December 31, 2010, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries, taken as a whole.
          Section 3.05 Properties.
          (a) Each of the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
          (b) Each of the Borrower and the Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          Section 3.06 Litigation and Environmental Matters.
          (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement or the Transactions.
          (b) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

          (c) Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
          Section 3.07 Compliance with Laws and Agreements. Each of the Borrower and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where any failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
          Section 3.08 Investment and Holding Company Status. Neither the Borrower nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
          Section 3.09 Taxes. Each of the Borrower and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
          Section 3.10 ERISA. No ERISA Event has occurred that, when taken together with all other such ERISA Events that have occurred would reasonably be expected to result in a Material Adverse Effect. The aggregate actuarial present value of accumulated plan benefits of all Plans (determined utilizing the assumptions used for purposes of ASC Topic 960, Defined Benefit Pension Plans) did not, as of the most recent valuation dates reflected in Borrower’s annual financial statements, exceed by more than $10,000,000 the aggregate fair market value of the assets of such Plans as of the most recent valuation dates reflected in Borrower’s annual financial statements.
          Section 3.11 Disclosure. Other than the Disclosed Matters there are no agreements, instruments and corporate or other restrictions to which it or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
          Section 3.12 Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower and any Subsidiary in, each Subsidiary and identifies which are Foreign Subsidiaries as of the Effective Date. Except as set forth on Schedule 3.12, the shares of capital stock or other ownership interests of each Subsidiary are owned by the Borrower, directly or indirectly, free and clear of all Liens.
          Section 3.13 Margin Stock. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock (as defined in Registration U of the Board). The proceeds of the Loans and the Letters of Credit will not be used in a way that will result in any of the Loans or the Letters of Credit under this Agreement being violative of Regulation U or Regulation X of the Board.
          Section 3.14 Use of Proceeds. The proceeds of the Loans shall be used to repay existing Indebtedness, for working capital and for general corporate purposes (including, without limitation, Permitted Acquisitions) of, in each case, the Borrower and the Subsidiaries. The Borrower represents and warrants to the Lenders and the Administrative Agent that all Loans will be for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use, as such terms are used in the Texas Finance Code.
          Section 3.15 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurers and such insurance is in amounts and provides coverage that are reasonable and customary for Persons engaged in businesses similar to those conducted by the Borrower and its Subsidiaries.
          Section 3.16 Swap Agreements. Neither Borrower nor any of its Subsidiaries is a party to any Swap Agreement as of the Effective Date except those listed on Schedule 3.16.
          Section 3.17 Solvency. The Borrower is, and the Borrower and its Subsidiaries on a consolidated basis are, Solvent.
ARTICLE IV
Conditions
          Section 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which the Administrative Agent (or its counsel) shall have received from each Loan Party, in form and substance satisfactory to it:
          (a) either (i) a counterpart of this Agreement signed by the Borrower or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic or telecopy transmission of signed signature pages) that the Borrower has signed a counterpart of this Agreement;
          (b) a Note for each Lender requesting a Note;
          (c) fully executed Security Documents including the Guarantee Agreement (or electronic or telecopy copy of a signed signature page thereof) from each Domestic Subsidiary;

          (d) favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Fulbright & Jaworski L.L.P., counsel for the Loan Parties, and the general counsel of the Borrower and covering such matters relating to the Loan Parties, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion;
          (e) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel;
          (f) a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (i) and (ii) of Section 4.02;
          (g) (i) satisfactory audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available and (ii) satisfactory unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this Section 4.01(g) as to which such financial statements are available;
          (h) For each Revolving Borrowing, a Borrowing Request (substantially in the form of Exhibit 4.01(h) hereto);
          (i) evidence of liability and hazard insurance for each Loan Party in such amounts and on such terms as are standard and customary in the industry in which said entities conduct their operations;
          (j) all information regarding the Borrower and the Subsidiaries that it is required to collect pursuant to the USA Patriot Act;
          (k) a copy of the organizational chart of Borrower and each of its Subsidiaries;
          (l) evidence reasonably satisfactory to the Administrative Agent of the release of all liens on any of Borrower’s or its Subsidiaries’ non-real estate properties except for liens permitted hereunder (including under Section 4.03).
          (m) all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder; and
          (n) such other documents or items as the Administrative Agent may reasonably request.

          Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
     (i) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct on in all material respects and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.
     (ii) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, (i) no Default shall have occurred and be continuing and (ii) there shall have been no events that have, or could reasonably be expected to cause, a Material Adverse Effect since the date of the last such issuance or Borrowing.
     (iii) A Borrowing Request.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (i) and (ii) of this Section.
          Section 4.03 Condition Subsequent. Within 45 days after the Effective Date (or such later date as may be acceptable to the Administrative Agent), evidence reasonably satisfactory to the Administrative Agent of the release of all liens on any of the Borrower’s or its Subsidiaries’ real estate properties, except for liens permitted under or required by the Loan Documents.
ARTICLE V
Affirmative Covenants
          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
          Section 5.01 Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent (in electronic or hard copy form):
     (i) within 95 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG, LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
     (ii) within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
     (iii) concurrently with any delivery of financial statements under clause (i) or (ii) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.01, Section 6.10, Section 6.11 and Section 6.12 (in the form of compliance certificate attached hereto as Exhibit 5.01) and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
     (iv) thirty (30) days prior to the end of its Fiscal Year, an annual forecast of the Borrower and the Subsidiaries for the following fiscal year, including a separate line item budget for Growth Capital Expenditures;
     (v) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, as the case may be;
     (vi) promptly following the occurrence thereof, notice of any change in any rating of the Borrower by Moody’s, S&P or Fitch, if applicable; and
     (vii) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.
Documents required to be delivered pursuant to this Section 5.01 (to the extent included in materials file with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such documents or provides a link thereto on the Borrower’s website on the Internet at www.carriageservices.com, or becomes available at www.sec.gov. The Borrower shall notify the Administrative Agent and each Lender by facsimile or electronic mail of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents.
          Section 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent prompt written notice of the following:
     (i) the occurrence of any Default;
     (ii) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
     (iii) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liabilities of the Borrower and the Subsidiaries increasing after the Effective Date in an aggregate amount exceeding $1,000,000; and
     (iv) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
          Section 5.03 Existence; Conduct of Business. The Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business unless the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.04.
          Section 5.04 Payment of Obligations. The Borrower will, and will cause each Subsidiary that is not an Unrestricted Subsidiary to pay its obligations, including Tax liabilities, and will cause all Subsidiaries to pay their respective Tax Liabilities, which, in each case, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
          Section 5.05 Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.
     Section 5.06 Books and Records; Inspection Rights. The Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
          Section 5.07 Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including, without limitation, Environmental Laws, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          Section 5.08 Use of Proceeds and Letters of Credit. The proceeds of the Loans shall be used to repay existing Indebtedness, for working capital to pay fees and expenses in connection with the Loans, and for general corporate purposes (including, without limitation, Permitted Acquisitions) of, in each case, the Borrower and the Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support the general corporate purposes of the Borrower and the Subsidiaries.
          Section 5.09 Insurance. The Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, insurance in such amounts (with no greater risk retention) and against such risks as are customary among companies of established reputation engaged in the same or similar businesses and operating in the same or similar locations. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.
          Section 5.10 Required Guarantors. If any Domestic Subsidiary is formed or acquired after the Effective Date, the Borrower will, within ten (10) Business Days, notify the Administrative Agent and the Lenders thereof and promptly but in no event later than twenty (20) Business Days after such formation or acquisition provide a Joinder Agreement or other satisfactory evidence of the execution of all applicable Security Documents in respect of such subsidiary and cause such Subsidiary to execute a Guarantee Agreement or a Joinder Agreement in respect thereof.
ARTICLE VI
Negative Covenants
          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

          Section 6.01 Indebtedness Covenant. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
          (a) Indebtedness created under the Loan Documents;
          (b) Indebtedness existing on the Effective Date and set forth on Schedule 6.01(b) hereto and extensions, renewals and replacements of any such Indebtedness including the Alternative Financing or the issuance of the New Senior Notes that unless otherwise provided herein do not increase the outstanding principal amount or change the parties directly or indirectly responsible for payment thereof; provided that any such Alternative Financing or New Senior Notes refinancing (A) shall be unsecured, (B) shall not mature before a date eight years from such new issuance date, and (C) shall not be deemed to constitute Indebtedness;
          (c) Subordinated Indebtedness;
          (d) Indebtedness of the Borrower to any Domestic Subsidiary, other than Unrestricted Subsidiaries, and of any Subsidiary, other than Unrestricted Subsidiaries to the Borrower or any other Domestic Subsidiary;
          (e) Unless otherwise approved by the Administrative Agent, in addition to any other Indebtedness permitted hereunder, Indebtedness of the Borrower or any Subsidiary incurred after the Effective Date as consideration for Permitted Acquisitions up to a maximum of $15,000,000 outstanding at any one time;
          (f) Indebtedness of the Borrower or any Subsidiary incurred after the Effective Date to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets, or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount or change the parties directly or indirectly responsible for the payment thereof up to a maximum of $15,000,000;
          (g) Indebtedness of any Subsidiary in existence (but not incurred or created in connection with an acquisition) on the date on which such Subsidiary is acquired by the Borrower, provided (i) neither the Borrower nor any of the Subsidiaries existing before giving effect to such acquisition has any obligation with respect to such Indebtedness, (ii) none of the properties of the Borrower or any of the Subsidiaries existing before giving effect to such acquisition is bound with respect to such Indebtedness and (iii) the Borrower is in compliance with the financial covenants after such acquisition;
          (h) Unsecured Indebtedness of the Borrower not permitted by any other clause of this Section 6.01; provided that (i) no Default exists at the time, or is created as a result of, the incurrence of such Indebtedness, and (ii) such Indebtedness does not exceed $5,000,000; and
          (i) Indebtedness in respect of financing for the acquisition of businesses in Canada up to a maximum of $75,000,000 on terms reasonably acceptable to the Administrative Agent.

          Section 6.02 Lien Covenant. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
          (a) Permitted Encumbrances;
          (b) Any Lien on any property or asset of the Borrower or any Subsidiary existing on the Effective Date and set forth on Schedule 6.02(b); provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Effective Date;
          (c) Any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date pursuant to a Permitted Acquisition if such Lien exists prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;
          (d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted under Section 6.01(e), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 120 days (or such longer period if necessary solely to obtain any permits or licenses required in connection with such acquisition, construction or improvement) after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the lessor of (A) a total of $5,000,000 outstanding at any one time or (B) the cost of acquiring, constructing, or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary; and
          (e) Liens granted under any of the Loan Documents.
          Section 6.03 Amendments to Other Indebtedness. The Borrower will not, and will not permit any Subsidiary to amend, seek waivers or consents or otherwise modify the terms of any of the Indebtedness permitted under Section 6.01(b), (d) or (e) in any manner that would materially adversely affect the interests of any Lender hereunder.
          Section 6.04 Limitation on Fundamental Changes.
          (a) The Borrower will not, and will not permit any Subsidiary to, merge, dissolve, liquidate, consolidate with or into another Person, except that so long as there exists no Default both before and after giving effect to any such transaction any Subsidiary may merge or consolidate with or into, or may dissolve or liquidate and thereupon transfer its assets to, (i) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the Guarantor shall be the continuing or surviving Person.

          (b) The Borrower will not, and will not permit any Subsidiary to: (i) engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the Effective Date and businesses reasonably related thereto or (ii) modify any of its organizational or constituent documents in any manner, that would adversely affect any Lender’s interest in any material respect.
          Section 6.05 Restrictions on Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of Indebtedness or securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:
          (a) Permitted Investments;
          (b) investments, guarantees and loans existing on the Effective Date and set forth on Schedule 6.05(b);
          (c) in addition to the investments described in (b) above, investments by the Borrower and the Subsidiaries in their respective Domestic Subsidiaries, other than Unrestricted Subsidiaries;
          (d) in addition to the loans described in (b) above, loans or advances made by the Borrower to any Domestic Subsidiary, other than Unrestricted Subsidiaries, or made by any Subsidiary to the Borrower or any other Subsidiary, other than Unrestricted Subsidiaries;
          (e) in addition to the loans and investments described in (b) above, loans and investments by the Borrower and the Subsidiaries in their respective Unrestricted Subsidiaries, in the aggregate not to exceed Five Million Dollars ($5,000,000) at any time;
          (f) obligations of the Borrower to any Subsidiary, or of any Subsidiary to the Borrower or any other Subsidiary, arising from the management and investment of cash on a pooled basis in the ordinary course of business;
          (g) Guarantees constituting Indebtedness permitted under Section 6.01;
          (h) Guarantees by the Borrower of the obligations of Subsidiaries in the ordinary course of business;
          (i) extensions of credit in the nature of accounts receivable or notes receivable, and investments received in satisfaction or partial satisfaction of debts owed to the Borrower or any of its Subsidiaries;

          (j) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
          (k) investments in perpetual care trusts, pre-need trusts, pre-construction trusts or similar transactions made (a) in the ordinary course of such Person’s business and (b) subject to applicable Federal, state or local regulations;
          (l) Equity Interests and debt obligations owned by the Borrower or any Subsidiary following (i) sales of inventory (including parcels in developed cemetery properties), used or surplus equipment and Permitted Investments in the ordinary course of business and (ii) sales, transfers and dispositions of assets to the Borrower or a Subsidiary; and
          (m) Equity Interests in Persons owned by the Borrower or any Subsidiary following the sale of Equity Interests in Subsidiaries in transactions constituting asset dispositions and other investments in joint ventures engaged in businesses reasonably related to the business of the Borrower as of the Effective Date; provided that no investment shall be permitted pursuant to this clause (m) that, together with all other investments permitted under this clause (m), would at any time have a book value exceeding $5,000,000 in the aggregate; and
          (n) Permitted Acquisitions.
          Section 6.06 Swap Agreements. The Borrower will not, and will not permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks (including foreign exchange risks) to which the Borrower or any Subsidiary has actual exposure (other than in respect of Equity Interests or Indebtedness of the Borrower or any Subsidiary), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.
          Section 6.07 Restrictions on Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business at prices and on terms and conditions not materially less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among Loan Parties not involving any other Affiliate, and (c) any investment, loan or advance involving a Domestic Subsidiary that is permitted hereunder.
          Section 6.08 Restrictions on Restrictive Agreements. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien in favor of the Lenders or the Administrative Agent upon any of its properties or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to guarantee Indebtedness of the Borrower or any other Subsidiary that are, in each case in this clause (b), more restrictive than that which exists as of the Effective Date; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by any Loan Document, (ii) restrictions and conditions existing on the Effective Date identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or commitment), and (iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder.
          Section 6.09 Change in Fiscal Year. The Borrower will not and will not allow any of its Subsidiaries to, change the date of the end of its fiscal year.
          Section 6.10 Leverage Ratio. The Borrower will not permit the Leverage Ratio as of the last day of each fiscal quarter to be greater than 4.25 to 1.00.
          Section 6.11 Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio as of the last day of each fiscal quarter to be less than 1.25 to 1.00.
          Section 6.12 Shareholder Equity. Borrower shall not allow Shareholder Equity to be less than $110,000,000 plus twenty-five percent (25%) of the positive after-tax Consolidated Net Income of Borrower subsequent to the Effective Date measured as of the end of each fiscal quarter.
          Section 6.13 Dispositions. The Borrower will not, and will not permit any Subsidiary to, make any Disposition or enter into any agreement to make any Disposition, except:
          (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
          (b) Dispositions of funeral merchandise, cemetery property, mausoleum spaces and related merchandise and other inventory in the ordinary course of business;
          (c) so long as there exists no Default both before and after giving effect to an such transaction, Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary, provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;
          (d) Dispositions of assets, including real property, in which the Net Cash Proceeds thereof (if any) are used within 365 days of such Disposition to purchase assets useful in the business of Borrower and its Subsidiaries; provided, that if such Net Cash Proceeds are not used within such 365 days to purchase assets useful in the business of the Borrower and its Subsidiaries, then such Net Cash Proceeds shall be applied as follows:
     (i) the Borrower shall prepay outstanding Revolving Loans in an aggregate principal amount equal to the Pro Rata Percentage of 100% of the Net Cash Proceeds (or, if appropriate, the Pro Rata Percentage of 100% of the Net Cash Proceeds that remain after deducting any amounts reinvested by the

Borrower or any of its Subsidiaries in assets useful in the business of the Borrower and its Subsidiaries within the 365 day period described in this Section);
     (ii) such mandatory prepayments shall occur once in the fiscal quarter following the end of the 365 day period described in this Section;
     (iii) “Pro Rata Percentage” means the percentage obtained by dividing the outstanding amount of all Revolving Loans by the sum of the outstanding principal balance of the Senior Notes, New Senior Notes or Alternative Financing, as applicable, plus the outstanding principal balance of all Revolving Loans, in each case calculated as of the last day of the preceding fiscal quarter;
          (e) Dispositions of investments in the ordinary course of business; and
          (f) Dispositions of Equity Interest of any Subsidiary to employees of the Borrower or of such Subsidiary where required by the applicable law of any jurisdiction (including specifically the Commonwealth of Kentucky and the Commonwealth of Massachusetts) regarding the advertising of registered licensed funeral directors and ownership of funeral establishments, provided that the voting rights in respect of such Equity Interests has been irrevocably conveyed to the Borrower or a Guarantor.
ARTICLE VII
Events of Default
          If any of the following events (“Events of Default”) shall occur:
          (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
          (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
          (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary (other than an Unrestricted Subsidiary) in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;
          (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, Section 5.03 (with respect to the Borrower’s existence) or Section 5.08, Section 5.10 or in Article VI;

          (e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
          (f) the Borrower or any Subsidiary (other than an Unrestricted Subsidiary) shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;
          (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary (other than an Unrestricted Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than an Unrestricted Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days, or an order or decree approving or ordering any of the foregoing shall be entered;
          (i) the Borrower or any Subsidiary (other than an Unrestricted Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary (other than an Unrestricted Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
          (j) the Borrower or any Subsidiary (other than an Unrestricted Subsidiary) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
          (k) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against the Borrower, any Subsidiary (other than an Unrestricted Subsidiary) or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment; or
          (l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, results in or would reasonably be expected to result in, a Material Adverse Effect; or
          (m) a Change in Control shall occur;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) take such other steps to collect the Loans and protect the interest of the Lenders as shall be allowed by law or in equity.
ARTICLE VIII
The Administrative Agent
          Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
          The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
          The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally, by telephone, by facsimile, by electronic mail, or via the Agent’s proprietary electronic transaction system, and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in Houston, Texas, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
ARTICLE IX
Miscellaneous
          Section 9.01 Notices.
          (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic mail, as follows:

(i)	if to the Borrower, to: Carriage Services, Inc. Attention: Chief Financial Officer 3040 Post Oak Boulevard, Suite 300 Houston, Texas 77056 Telecopy 713 332 5399

(ii)	with a copy to: Fulbright & Jaworski, LLP
Attention: Frank T. García, Esq. 1301 McKinney Avenue, Suite 5100 Houston, Texas 77010-3095 Telecopy (713) 651-5246

(iii)	if to the Administrative Agent and Issuing Bank, to: Wells Fargo Bank, N.A. 1100 Louisiana, Third Floor Houston, Texas 77002 Attention: Mr. Warren Ross Telecopy (713) 739 1086

(iv)	with a copy to:

Andrews Kurth LLP Attention: Mr. Thomas J. Perich 600 Travis, Suite 4200 Houston, Texas 77002 Telecopy (713) 238-7175
     (v) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise specifically provided for herein or otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
          (c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
          Section 9.02 Waivers; Amendments; Release of Guarantors.
          (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) permit an Interest Period with a duration in excess of six (6) months, (vi) change any provisions of Section 2.19 or the definition of “Defaulting Lender”, or (vii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank.
          (c) Notwithstanding any contrary position in this Agreement or any other Loan Document, if (a) a Guarantor is no longer a Subsidiary and (b) at the time such Guarantor ceased to be a Subsidiary, no Event of Default then existed, then such Guarantor shall be automatically released from its obligations under the Guarantee Agreement to which it is a party, without need for any formal action by the Administrative Agent or any Lender; and the Administrative Agent will confirm such release by a notice to the Borrower upon receipt of a request therefor.
          Section 9.03 Expenses; Indemnity; Damage Waiver.
          (a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all customary and reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
          (b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds there from (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
          (c) To the extent that the Borrower fails to pay any amount required to be paid by it to (i) the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Issuing Bank, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such, and (ii) the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay its pro-rata share of such amount to the Administrative Agent.
          (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

          (e) All amounts due under this Section shall be payable promptly after written demand therefor together with reasonable supporting documentation and calculations in reasonable detail.
          WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED HEREUNDER SHALL BE INDEMNIFIED AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS AND DAMAGES ARISING OUT OF OR RESULTING FROM THE ORDINARY, SOLE AND CONTRIBUTORY NEGLIGENCE OF SUCH PERSON.
          Section 9.04 Successors and Assigns.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
          (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender or, if an Event of Default has occurred and is continuing, any other assignee, provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received written notice thereof;
          (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender or an Affiliate of a Lender; and
          (C) the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment to an assignee that is a Lender or an Affiliate of a Lender.
          (ii) Assignments shall be subject to the following additional conditions:

          (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
          (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
          (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
          (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of, Section 2.13, Section 2.14, Section 2.15 and Section 9.03; provided that such release shall not affect any legal responsibility for such Lender’s actions and failures to act occurring before the effective date of such Assignment and Assumption). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
     (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the Assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(d), Section 2.04(e), Section 2.05(b), Section 2.16, Section 2.16(d), or Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.13, Section 2.14, and Section 2.15 and to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.
     (ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s express prior written consent. A Participant shall not be entitled to the benefits of Section 2.15 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.15(e) as though it were a Lender.

          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          Section 9.05 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of, Section 2.13, Section 2.14, Section 2.15, Section 9.03, Section 9.12 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
          Section 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which may be delivered by electronic or telecopy transmission and each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, electronic mail or the Administrative Agent’s designated electronic transaction system shall be effective as delivery of a manually executed counterpart of this Agreement.
          Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

          Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
          Section 9.09 Governing Law; Arbitration. This Agreement and the Loan Documents shall be construed in accordance with and governed by the law of the State of Texas. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the Loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit under Section 2.18.
          (a) Any arbitration proceeding will proceed in Houston, Texas; be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and be conducted by the American Arbitration Association (“AAA”), or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. § 91 or any similar applicable state law.
          (b) The arbitration requirement does not limit the right of any party to foreclose against real or personal property collateral; exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

          (c) Any arbitration proceeding in which the amount in controversy is $5,000,000 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000. Any dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must participate in all hearings and deliberations. Each arbitrator will be a neutral attorney licensed in the State of Texas with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Texas and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Texas Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.
          (d) In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.
          (e) The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.
          (f) The arbitrator(s) shall award all costs and expenses of the arbitration proceeding.
          (g) To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

          Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          Section 9.12 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 9.04(d), or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          Section 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, in no event whatsoever shall the amount contracted for, charged, paid or otherwise agreed to be paid to or received by the Agent or any Lender for the use, forbearance or detention of money under this Agreement or any Loan Document or otherwise at any time or times exceed the maximum non usurious rate pursuant to applicable law (the “Maximum Rate”), and if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the Maximum Rate, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender. Anything in this Agreement or any other Loan Document to the contrary notwithstanding, the Borrower shall not be required to pay unearned interest and shall never be required to pay interest at a rate in excess of the Maximum Rate, and if the effective rate of interest which would otherwise be payable under this Agreement and the other Loan Documents would exceed the Maximum Rate, or if the Agent or any Lender shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the Borrower under this Agreement or Loan Document to a rate in excess of the Maximum Rate, then (a) the amount of interest which would otherwise be payable by the Borrower under this Agreement or any Loan Document shall be reduced to the amount allowed under applicable law, and (b) any unearned interest paid by the Borrower or any interest paid by the Borrower in excess of the Maximum Rate shall be credited on the principal of (or, if the principal amount shall have been paid in full, refunded to the Borrower). It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by any Lender under this Agreement or any Loan Document, are made for the purpose of determining whether such rate exceeds the Maximum Rate, and shall be made by amortizing, prorating and spreading in equal parts during the period of the full stated term of the Loans evidenced by said Notes all interest at any time contracted for, charged or received by such Lender in connection therewith.
          Section 9.14 USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.
          Section 9.15 FINAL AGREEMENT OF THE PARTIES. THIS WRITTEN AGREEMENT (INCLUDING THE EXHIBITS AND SCHEDULES HERETO) AND THE OTHER LOAN DOCUMENTS CONSTITUTE A “LOAN AGREEMENT” AS DEFINED IN SECTION 26.02(a) OF THE TEXAS BUSINESS AND COMMERCE CODE, AND REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF. Any

previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.
[END OF TEXT]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CARRIAGE SERVICES, INC.
By:	/s/ Terry E. Sanford
Terry E. Sanford,
Executive Vice President, Chief Financial Officer, Chief Accounting Officer, Treasurer, and Assistant Secretary

Signature Page to Revolving Credit Agreement

WELLS FARGO BANK, N.A., individually as a Lender and as Administrative Agent and Issuing Bank
By:	/s/ Warren R. Ross
Warren R. Ross,
Vice President

Signature Page to Revolving Credit Agreement

[OTHER BANKS BY SEPARATE SIGNATURE PAGES]
By:
Name:
Title:

Signature Page to Revolving Credit Agreement

EXHIBIT 1.01A
FORM OF GUARANTEE AGREEMENT
     THIS GUARANTEE AGREEMENT (this “Guarantee”) dated as of _______________, 2011, made by each of the undersigned Subsidiaries of the Borrower (as defined below) and such other Subsidiaries of the Borrower which hereafter become parties to this Guarantee (each, a “Guarantor,” and collectively, the “Guarantors”), in favor of _________________ as Administrative Agent (the “Agent”) for the benefit of the Lenders pursuant to that certain Revolving Credit Agreement dated _______________, 2011 (the “Credit Agreement”), by and among the Borrower, the Agent, the Issuing Bank and the Lenders.
W I T N E S S E T H
     WHEREAS, pursuant to the Credit Agreement, the Lenders agreed to make Loans to __________________, a ________________ (the “Borrower”) in a manner and upon the terms and conditions set forth therein;
     WHEREAS, in accordance with the Credit Agreement, the Agent requires that the Guarantors execute a guarantee agreement guaranteeing the Obligations of the Borrower under the Credit Agreement;
     NOW, THEREFORE, in consideration of the premises and agreements herein and in order to induce the Lenders to make the Loans pursuant to the Credit Agreement, the Guarantors hereby agree as follows:
     Section 1. Definitions. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned thereto in the Credit Agreement.
     Section 2. Guarantee of Payment. Each Guarantor (not merely as a surety or guarantor of collection) hereby jointly, severally, unconditionally and irrevocably, guarantees the punctual payment and performance when due, whether at stated maturity, as an installment, by prepayment or by demand, acceleration or otherwise, of all Obligations of the Borrower heretofore or hereafter existing. If any or all of the Obligations become due and payable under the Credit Agreement, the Guarantors jointly and severally and unconditionally promise to pay such Obligations, on demand, together with any and all expenses (including reasonable counsel fees and expenses), which reasonably may be incurred by the Agent in collecting any of the Obligations and in connection with the protection, defense and enforcement of any rights under the Credit Agreement or under any other Loan Document (the “Expenses”). The Guarantors guarantee that the Obligations shall be paid strictly in accordance with the terms of the Credit Agreement. The Obligations include, without limitation, interest accruing after the commencement of a proceeding under bankruptcy, insolvency or similar laws of any jurisdiction at the rate or rates provided in the Credit Agreement. The Agent shall not be required to exhaust any right or remedy or take any action against the Borrower or any other person or entity or any collateral prior to any demand or other action hereunder against the Guarantors. The Guarantors agree that, as between the Guarantors and the Agent, the Obligations may be declared to be due
Exhibit 1.01A - Page 1

and payable for the purposes of this Guarantee notwithstanding any stay, injunction or other prohibition which may prevent, delay or vitiate any declaration as regards the Borrower and that in the event of such a declaration or attempted declaration, the Obligations shall immediately become due and payable by the Guarantors for the purposes of this Guarantee and each Guarantor shall forthwith pay the Obligations specified by the Agent to be paid as provided in the Credit Agreement without further notice or demand. Notwithstanding anything contained herein or in the Credit Agreement, any Loan Document or any other document or any other agreement, security document or instrument relating hereto or thereto to the contrary, the maximum liability of each Guarantor hereunder shall never exceed the maximum amount that said Guarantor could pay without having such payment set aside as a fraudulent transfer or fraudulent conveyance or similar action under the U.S. Bankruptcy Code or applicable state or foreign law.
     Section 3. Guarantee Absolute. The liability of each Guarantor under this Guarantee is absolute and unconditional irrespective of: (a) any change in the time, manner or place of payment of, or in any other term of, the Credit Agreement or the Obligations, or any other amendment or waiver of or any consent to departure from any of the terms of the Credit Agreement or the Obligations, including any increase or decrease in the rate of interest thereon; (b) any release or amendment or waiver of, or consent to departure from, any other guarantee or support document, or any exchange, release or non-perfection of any collateral, for the Credit Agreement or the Obligations; (c) any present or future law, regulation or order of any jurisdiction or of any agency thereof purporting to reduce, amend, restructure or otherwise affect any term of the Credit Agreement or the Obligations; (d) without being limited by the foregoing, any lack of validity or enforceability of the Credit Agreement or the Obligations; (e) any other setoff, defense or counterclaim whatsoever (in any case, whether based on contract, tort or any other theory) with respect to the Credit Agreement or the transactions contemplated thereby (other than actual payment) which might constitute a legal or equitable defense available to, or discharge of, the Borrower or other Guarantors and (f) any claim or assertion that any payment by any Guarantor hereunder should be set aside pursuant to Section 2 in connection with any stay, injunction or other prohibition or event, in which case each Guarantor shall be unconditionally required to pay all amounts demanded of it hereunder prior to any determination of the maximum liability of each Guarantor hereunder in accordance with Section 2 and the recipient of such payment, if so required by a final non-appealable court of competent jurisdiction by a final and non-appealable judgment, shall then be liable for the refund of any excess amounts. If any such rebate or refund is ever required, all other Guarantors shall be fully liable for the repayment thereof to the maximum extent allowed by applicable law.
     Section 4. Guarantee Irrevocable. This Guarantee is a continuing guarantee of the payment of all Obligations now or hereafter existing under the Credit Agreement and shall remain in full force and effect until payment in full of all Obligations and other amounts payable under this Guarantee and until all Commitments of the Lenders to make Loans under the Credit Agreement shall be terminated in accordance with the terms thereof and the Credit Agreement is no longer in effect.
     Section 5. Reinstatement. This Guarantee shall continue to be effective, or be automatically reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Agent on the insolvency, bankruptcy,
Exhibit 1.01A - Page 2

dissolution, liquidation or reorganization of any of the Borrower, any Guarantor, or any Person that is a party to the Loan Documents, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to any of the Borrower, any Guarantor or any other Person that is a party to the Loan Documents, or otherwise, all as though the payment had not been made.
     Section 6. Subrogation. Each Guarantor hereby agrees that it shall not exercise any rights which it may acquire by way of subrogation, by any payment made under this Guarantee or otherwise, until all the Obligations have been paid in full and the Credit Agreement is no longer in effect. Any amounts paid to a Guarantor on account of subrogation rights under this Guarantee at any time when all the Obligations have not been paid in full, shall be held in trust for the benefit of the Agent and shall promptly be paid to the Agent to be credited and applied to the Obligations, whether matured or unmatured or absolute or contingent, in accordance with the terms of the Credit Agreement. If a Guarantor has made a payment to the Agent hereunder of all or any part of the Obligations and all the Obligations are paid in full and the Credit Agreement is no longer in effect, the Agent shall, at such Guarantor’s request, execute and deliver to the Guarantor the appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Obligations resulting from the payment.
     Section 7. Subordination. Any liabilities owed by the Borrower to the Guarantors in connection with any extension of credit or financial accommodation by the Guarantors to or for the account of the Borrower, including but not limited to interest accruing at the agreed contract rate after the commencement of a bankruptcy or similar proceeding, are hereby subordinated to the Obligations, and such liabilities of the Borrower to the Guarantors, if the Agent so requests, shall be collected, enforced and received by the Guarantors as trustee for the Agent and shall be paid over to the Agent on account of the Obligations.
     Section 8. Certain Taxes. The Guarantors further agree that all payments to be made hereunder shall be made without setoff or counterclaim and free and clear of, and without deduction for Taxes. If any Taxes are required to be withheld from any amounts payable to the Agent hereunder, the amounts so payable to the Agent shall be increased to the extent necessary to yield to the Agent (after payment of all Taxes) the amounts payable hereunder in the full amounts so to be paid. Whenever any Tax is paid by a Guarantor, as promptly as possible thereafter, such Guarantor shall send the Agent an official receipt showing payment thereof, together with such additional documentary evidence as may be required from time to time by the Agent.
     Section 9. Representations and Warranties. Each of the Guarantors represents and warrants that: (a) this Guarantee (i) has been authorized by all necessary action; (ii) does not violate any agreement, instrument, law, regulation or order applicable to it; (iii) does not require the consent or approval of any Person, or any filing or registration of any kind; and (iv) is the legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally; and (b) in executing and delivering this Guarantee, such Guarantor has not relied and will not rely upon any representations or warranties of the Agent not embodied herein or any acts heretofore or
Exhibit 1.01A - Page 3

hereafter taken by the Agent (including but not limited to any review by the Agent of the affairs of the Borrower).
     Section 10. Remedies Generally. The remedies provided in this Guarantee are cumulative and not exclusive of any remedies provided by law.
     Section 11. Setoff. Each Guarantor agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim the Agent or the Lenders may otherwise have, the Agent and each of the Lenders shall be entitled, at their option, to offset balances (general or special, time or demand, provisional or final) held by them for the accounts of the Guarantors at any of the Agent’s or any Lender’s offices, in U.S. dollars or in any other currency, against any amount payable by the Guarantors under this Guarantee which is not paid when due, in which case it shall promptly notify the Guarantors thereof; provided that the Agent’s or any Lender’s failure to give such notice shall not affect the validity thereof.
     Section 12. Formalities. Each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations, the Credit Agreement and this Guarantee and any liability to which the Credit Agreement and this Guarantee applies or may apply, and waives presentment, demand of payment, notice of intent to accelerate, notice of acceleration, notice of dishonor or nonpayment, and any requirement that the Agent institute suit, collection proceedings or take any other action to collect the Obligations, including any requirement that the Agent protect, secure, perfect or insure any security interest or Lien against any Property subject thereto or exhaust any right or take any action against the Borrower or any other Person (including the other Guarantors) or any Collateral (it being the intention of the Agent and each Guarantor that the obligations of such Guarantor under this Guarantee are to be a guarantee of payment and not of collection) or that the Borrower or any other Person (including the other Guarantors) be joined in any action hereunder. Each Guarantor hereby waives marshaling of assets and liabilities, notice by the Agent of the creation of any Indebtedness or liability to which it applies or may apply, any amounts received by the Agent, notice of disposition or substitution of Collateral and of the creation, advancement, increase, existence, extension, renewal, rearrangement and/or modification of the Obligations.
     Section 13. Amendments and Waivers. No amendment or waiver of any provision of this Guarantee, nor consent to any release by any Guarantor therefrom, shall be effective unless it is in writing and signed by the Agent and such Guarantor, and then the waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Agent to exercise, and no delay in exercising, any right under this Guarantee shall operate as a waiver or preclude any other or further exercise thereof or the exercise of any other right.
     Section 14. Expenses. The Guarantors shall reimburse the Agent on demand for all Expenses without duplication of any reimbursements affected under the Credit Agreement. The obligations of the Guarantors under this Section shall survive the termination of this Guarantee.
     Section 15. Assignment. This Guarantee shall be binding on, and shall inure to the benefit of the Guarantors, the Agent and their respective successors and assigns; provided that the Guarantors may not assign or transfer their respective rights or obligations under this
Exhibit 1.01A - Page 4

Guarantee. Without limiting the generality of the foregoing: (a) the obligations of the Guarantors under this Guarantee shall continue in full force and effect and shall be binding on any successor partnership and on previous partners and their respective estates if any of the Guarantors is a partnership, regardless of any change in the partnership as a result of death, retirement or otherwise; and (b) the Agent may assign, or otherwise transfer its rights under the Credit Agreement to any other person or entity in accordance with the terms and conditions thereof, and the other person or entity shall then become vested with all the rights granted to the Agent in this Guarantee or otherwise. Any Guarantor may merge into the Borrower or another Guarantor as provided in the Credit Agreement.
     Section 16. Captions. The headings and captions in this Guarantee are for convenience only and shall not affect the interpretation or construction of this Guarantee.
     Section 17. Governing Law, Etc. THIS GUARANTEE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS. EACH GUARANTOR CONSENTS TO THE NONEXCLUSIVE JURISDICTION AND VENUE OF THE STATE OR FEDERAL COURTS LOCATED IN THE CITY OF HOUSTON. SERVICE OF PROCESS BY THE AGENT IN CONNECTION WITH ANY SUCH DISPUTE SHALL BE BINDING ON EACH GUARANTOR IF SENT TO SUCH GUARANTOR BY REGISTERED MAIL AT THE ADDRESS SPECIFIED BELOW OR AS OTHERWISE SPECIFIED BY SUCH GUARANTOR FROM TIME TO TIME. EACH GUARANTOR WAIVES ANY RIGHT IT MAY HAVE TO JURY TRIAL IN ANY ACTION RELATED TO THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FURTHER WAIVES ANY RIGHT TO INTERPOSE ANY COUNTERCLAIM RELATED TO THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY SUCH ACTION. TO THE EXTENT THAT ANY GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OR OTHERWISE), EACH SUCH GUARANTOR HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS GUARANTEE.
     Section 18. Integration; Effectiveness. This Guarantee alone sets forth the entire understanding of the Guarantors and the Agent relating to the guarantee of the Obligations and constitutes the entire contract between the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Guarantee shall become effective when it shall have been executed and delivered by the Guarantors to the Agent. Delivery of an executed signature page of this Guarantee by telecopy shall be effective as delivery of a manually executed signature page of this Guarantee.
     Section 19. Automatic Release. As provided in Section 9.02(c) of the Credit Agreement, a Guarantor shall be automatically released from its obligations under this Guarantee upon the satisfaction of the conditions set forth therein.
END OF TEXT
Exhibit 1.01A - Page 5

          IN WITNESS WHEREOF, the parties hereto have caused this Guarantee to be duly executed by their respective authorized officers as of the day and year first above written.
GUARANTORS:

_________________________
By:
Name:
Title:

Exhibit 1.01A - Page 6

EXHIBIT 1.01B
FORM OF ADDENDUM AND JOINDER TO
CREDIT AGREEMENT AND SECURITY AGREEMENT1[1]
     THIS ADDENDUM AND JOINDER TO CREDIT AGREEMENT AND SECURITY AGREEMENT (this “Addendum”) dated as of ____________, 20__, is among ____________________, a ______________ (the “New Obligor”) and _____________, a _____________ (“New Obligor Parent”) in favor of the Lenders (as defined in the Credit Agreement) and _____________________, as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).
     WHEREAS, the New Obligor Parent, ___________________, a ______________ (the “Borrower”)2[2], the Lenders and the Administrative Agent for the Lenders (collectively, the “Original Parties”) are parties to that certain Credit Agreement dated ____________, 2011 (as the same has been or may be amended, modified or supplemented from time to time, the “Credit Agreement”);
     WHEREAS, certain direct and indirect Subsidiaries of the Borrower are parties to that certain Guarantee Agreement of even date with the Credit Agreement (as the same has been or may be amended, modified or supplemented from time to time, the “Guarantee Agreement”), and, as such are guarantors (the “Guarantors”) of the Obligations;
     WHEREAS, the New Obligor Parent [the Borrower]3[3] and the Guarantors are parties to that certain Security and Pledge Agreement, of even date with the Credit Agreement (as the same has been or may be amended, modified or supplemented from time to time, the “Security Agreement”);
     WHEREAS, the New Obligor Parent and the New Obligor are required to execute this Addendum pursuant to Section 5.10 of the Credit Agreement;
     WHEREAS, the New Obligor desires to become a party to the Credit Agreement as a “Guarantor” and the Security Agreement as a “Debtor” and to receive all of the benefits of and to become subject to the obligations thereof as a Guarantor and Debtor, respectively;
     WHEREAS, as a condition to the New Obligor becoming a party to the Credit Agreement and Security Agreement, the New Obligor Parent is required to pledge its ownership interest in the New Obligor
     NOW THEREFORE, in consideration of the benefits to be derived by the New Obligor under the Credit Agreement as a Guarantor and for Ten Dollars ($10.00) and other valuable

1[1]	This form should be used for a new Domestic Subsidiary.

2[2]	To be used if the New Obligor Parent is not the Borrower.

3[3]	To be used if the New Obligor Parent is not the Borrower.
Exhibit 1.01B - Page 1

consideration, the receipt and sufficiency of which is hereby acknowledged, the above-named parties agree as follows:
     1. Terms. Capitalized terms used in the opening paragraph, the recitals and otherwise herein and not defined have the same meaning assigned to such terms in the Credit Agreement.
     2. Joinder to and Ratification of Guarantee Agreement and Security Agreement. By executing and delivering this Addendum, the New Obligor hereby (i) becomes a party to the Guarantee Agreement as a Guarantor and the Security Agreement as a Debtor as if the New Obligor had originally signed such Guarantee Agreement and Security Agreement and (ii) expressly assumes all obligations and liabilities of a Guarantor or Debtor thereunder, as applicable. The New Obligor hereby makes as of the date hereof each of the representations and warranties made by the Guarantors in the Credit Agreement and the Security Agreement except (a) any such representations and warranties that were made by the other Guarantors as of an earlier specific date and (b) any such representations and warranties deemed to be made by the New Obligor are only made as to information, disclosures and matters as it relates to such New Obligor, and (c) any such representations and warranties made as to matters disclosed or set forth in a Schedule or an Annex to such documents are deemed to be made as to the corresponding Schedule or Annex attached hereto. After giving effect to this Addendum, the Security Agreement shall serve as security for the obligations of each New Obligor contained in the Credit Agreement.
     3. Security Interest (New Obligor). As security for the Obligations, the New Obligor hereby grants to the Administrative Agent, for the benefit of the Lenders, to the maximum extent allowed by applicable law, a lien and security interest on all of the assets of the New Obligor described as Collateral in the Security Agreement, subject to the exclusions contained in the Security Agreement, whether now held or hereafter acquired, of any kind, pursuant to, and in accordance with the terms of the Security Agreement.
     4. Security Interest (New Obligor Parent). As security for the Obligations, the New Obligor Parent hereby grants to the Administrative Agent, for the benefit of the Lenders, to the maximum extent allowed by applicable law, a lien and security interest on all of the Securities Collateral (as defined in the Security Agreement) of the New Obligor, including, without limitation, the Equity Interests of the New Obligor owned by the New Obligor Parent and identified on Annex 3 (as updated pursuant to this Addendum) whether now held or hereafter acquired, pursuant to, and in accordance with the terms of the Security Agreement.
     5. Authorization to Take Further Action. The New Obligor hereby authorizes the Administrative Agent to file such financing statements and any amendments and extensions thereof as may be necessary or desirable in order to perfect the Liens under the Security Agreement or any modification, extension or ratification thereof.
     6. Reliance. All parties hereto acknowledge that the Administrative Agent and the Lenders are relying on this Addendum, the accuracy of the statements herein contained and the performance of the conditions placed upon the New Obligor hereunder.
Exhibit 1.01B - Page 2

     7. Delivery of Certificates; Further Assurances. Concurrently with the execution and delivery of this Addendum, the New Obligor Parent shall deliver all membership or stock certificates, as applicable, of the New Obligor as described on Annex 3 to the Security Agreement (as updated pursuant to this Addendum) to the Administrative Agent together with related stock or membership powers, as applicable, executed in blank by the New Obligor Parent. In addition to the foregoing, the New Obligor Parent and New Obligor shall execute such further documents and undertake any such measure as may be reasonably necessary to effect and carry out the terms of this Addendum and the implementation thereof.
     8. Warranties. The New Obligor (a) represents and warrants that it is legally authorized to enter into this Addendum, (b) confirms that it has received copies of the Credit Agreement and the Security Agreement and all related documents, and that on the basis of its review and analysis of this information has decided to enter into this Addendum and (c) confirms that it is a Subsidiary of the Borrower that it is required to enter into this Addendum pursuant to Section 5.10 of the Credit Agreement.
     9. Updated Information. Concurrently with this Addendum, the New Obligor is delivering a completed New Obligor Information List, attached as Attachment A hereto. Borrower and the New Obligor acknowledge and agree that Schedules 3.06, 3.12, 3.16, 6.01(b), 6.02(b), 6.06(b) and 6.11 of the Credit Agreement and Annexes 1 through 10, inclusive, of the Security Agreement, have been updated with respect to the New Obligor only by the information contained in Attachment A hereto, and, with respect to the New Obligor only, are true, accurate and complete representations of the information described and referenced in the corresponding sections of the Credit Agreement and Security Agreement, as applicable, after giving effect to this Addendum.
     10. Choice of Law. This Addendum shall be governed by and construed under the laws of the State of Texas.
     11. Ratification. Except as modified hereby, the Credit Agreement and the Security Agreement remain in full force and effect according to their terms.
     12. Effectiveness. Upon execution of this Addendum by the New Obligor, this Addendum shall become immediately effective and enforceable as to the New Obligor.
[Signatures on following pages]
Exhibit 1.01B - Page 3

     IN WITNESS WHEREOF, the parties have executed this Agreement and agreed to the provisions contained herein effective as of ________________, 20_.

NEW OBLIGOR: ________________________________________________ , a ________________________
By:
Name:
Title:

NEW OBLIGOR PARENT: ________________________________________________ , a ________________________
By:
Name:
Title:

ADMINISTRATIVE AGENT: ______________________
By:
Name:
Title:

Exhibit 1.01B - Page 4

ATTACHMENT A
ADDITIONAL INFORMATION REGARDING THE NEW OBLIGOR
1.	The following Schedules as described in the Credit Agreement:

Schedule 2.01	Commitments
Schedule 2.06(k)	Existing Letters of Credit
Schedule 3.06	Disclosed Matters
Schedule 3.12	List of Subsidiaries
Schedule 3.16	Swap Agreements
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(b)	Existing Liens
Schedule 6.06(b)	Existing Investments
Schedule 6.11	Restrictive Agreements
2.	The following Annexes as described in the Security Agreement:

Annex 1	Intellectual Property Licenses
Annex 2	Patent Collateral
Annex 3	Securities Collateral
Annex 4	Trademark Collateral
Annex 5	Intentionally Deleted
Annex 6	Debtor Information
Annex 7	Previous Names and Transactions
Annex 8	Offices and Locations of Records
Annex 9	Locations of Inventory and Equipment
Annex 10	Deposit Accounts
Annex 11	Securities Accounts and Commodity Accounts
Annex 12	Instruments and Tangible Chattel Paper
Annex 13	Electronic Chattel Paper
Annex 14	Letters of Credit
Annex 15	Commercial Tort Claims
Annex 16	Third Party Locations
Exhibit 1.01B - Page 5

Entity Documents
Provide a copy of all that apply:

Corporation:	Filed Articles of Incorporation/Amendments and Bylaws/Resolutions with Incumbency Certificate
Partnership:	Partnership Agreement and filed/recorded Certificate of Partnership
Limited Liability Company (LLC):	Article of Organization and Operating Agreement/Member or Manager Consent with Incumbency Certificate
Limited Liability Partnership (LLP):	Certificate of registered partnership and partnership agreement
Fictitious Name Filing:	Trade Name-Entities doing business under fictitious name; if applicable
Exhibit 1.01B - Page 6

EXHIBIT 1.01(C)
FORM OF REVOLVING PROMISSORY NOTE

$_____________	Date: ___________
     FOR VALUE RECEIVED, the undersigned, ________________., a ______________, the Borrower under that certain Revolving Credit Agreement dated as of ____________, 20___ (as may be amended or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Guarantors named therein, the Lenders named therein and ___________________, as Administrative Agent for the Lenders, HEREBY PROMISES TO PAY to the order of _____________________ (“Lender”), the amount as may be advanced from time to time under the Credit Agreement by the Lender in accordance with such Lender’s Commitment outstanding from time to time. All capitalized terms used herein and not otherwise defined shall have the meanings as defined in the Credit Agreement.
     The Borrower promises to pay interest on the unpaid principal amount of this Note outstanding from time to time from the date hereof until the principal amount hereof has been paid in full and the Commitments are terminated, at the place and at such times and at such interest rates as are specified in the Credit Agreement. Payments made by the Borrower in respect of the amounts due hereunder shall be allocated to the Lender by the Administrative Agent on the terms specified in the Credit Agreement.
     This Note is one of the Notes in respect of the Loans referred to in, and this Note and all provisions herein are entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (a) provides for the making of Loans by the Lender and other Lenders to the Borrower from time to time, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified, and for limitations on the amount of interest paid such that no provision of the Credit Agreement or this Note shall require the payment or permit the collection of interest in excess of the Maximum Rate.
     The Borrower and any and all endorsers, guarantors and sureties severally waive grace (except to the extent expressly provided in the Credit Agreement), demand, presentment for payment, notice of dishonor or default, acceleration, intent to accelerate, protest and notice of protest and diligence in collecting and bringing of suit against any party hereto, and agree to all renewals, extensions or partial payments hereon and to any release or substitution of security herefor, in whole or in part, with or without notice, before or after maturity.
     This Note shall be governed by and construed under the laws of the State of Texas and the applicable laws of the United States of America.
Exhibit 1.01C - Page 1

     IN WITNESS WHEREOF, the undersigned has caused this Note to be duly executed and delivered by its duly authorized officer as of the date first written above.

BORROWER: ___________________________, a ___________________
By:
Name:
Title:

Exhibit 1.01C - Page 2

EXHIBIT 1.01D
FORM OF SECURITY AND PLEDGE AGREEMENT
dated as of
August 11, 2011
among
CARRIAGE SERVICES, INC.,
THE GUARANTORS PARTY HERETO
and
WELLS FARGO BANK, N.A.,
as Administrative Agent
Exhibit 1.01D - Page 1

Exhibit 1.01D - Page 2

Exhibit 1.01D - Page 3

Annex 1 Intellectual Property Licenses
Annex 2 Patent Collateral
Annex 3 Equity Interest Collateral
Annex 4 Trademark Collateral
Annex 5 Filing Offices
Annex 6 Debtor Information
Annex 7 Prior Transactions
Annex 8 Offices and Locations of Records
Annex 9 Locations of Inventory and Equipment
Annex 10 Deposit Accounts
Annex 11 Securities Accounts and Commodity Accounts
Annex 12 Instruments and Tangible Chattel Paper
Annex 13 Electronic Chattel Paper
Annex 14 Letters of Credit
Annex 15 Commercial Tort Claims

Exhibit A Deposit Account Control Agreement
Exhibit B Patent Security Agreement
Exhibit C Trademark Security Agreement
Exhibit 1.01D - Page 4

SECURITY AND PLEDGE AGREEMENT
     This SECURITY AND PLEDGE AGREEMENT (this “Agreement”) dated as of August 11, 2011, is among Carriage Services, Inc., a Delaware corporation (“Borrower”), the Guarantors party hereto (together with the Borrower, the “Debtors”), and Wells Fargo Bank, N.A., as Administrative Agent under the Credit Agreement (as herein defined), as collateral agent for the Lenders and other Secured Parties (as such terms are defined herein) (in such capacity, together with its successors in such capacity, the “Administrative Agent”).
RECITALS:
     A. Pursuant to the Revolving Credit Agreement dated as of August 11, 2011 (as amended, modified and supplemented from time to time, the “Credit Agreement”), among the Debtors, the lenders from time to time party thereto (the “Lenders”) and the Administrative Agent, the Lenders agreed to make loans to and other extensions of credit on behalf of the Borrower.
     B. It is a condition to the obligations of the Lenders and the Administrative Agent under the Credit Agreement that Debtors shall have granted Liens (as defined in the Credit Agreement) securing the Obligations (as defined in the Credit Agreement) and executed and delivered, and granted the Liens provided for in this Agreement.
     C. To induce the Lenders and the Administrative Agent to enter into the Credit Agreement and to induce the Secured Parties to make loans and/or extend other credit to the Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Debtors have agreed to grant (and do hereby grant) security interests in the Collateral to the Administrative Agent as security for the Secured Obligations (as hereinafter defined).
     NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          1.01 Definitions. Capitalized terms not otherwise defined herein have the respective meanings assigned to them in the Credit Agreement. All terms used herein that are not defined herein or in the Credit Agreement and are defined in the UCC have the meanings therein stated. In addition, the following terms have the following meanings under this Agreement:
     “Accounts” means all accounts (as defined in the UCC) of any Debtor constituting any right to the payment of money, whether or not earned by performance, including all moneys due and to become due to any Debtor in respect of any loans or advances or for Inventory or Equipment or other goods sold or leased or for services rendered, tax refunds, insurance refund claims and other insurance claims and proceeds, tort claims, securities and other investment
Exhibit 1.01D - Page 5

property, rights to proceeds of letters of credit, letter-of-credit rights, supporting obligations of every nature and any guarantee of any of the foregoing.
     “Administrative Agent” has the meaning set forth in the introductory paragraph to this Agreement.
     “Agreement” has the meaning set forth in the introductory paragraph to this Agreement.
     “Borrower” has the meaning set forth in the introductory paragraph to this Agreement.
     “Collateral” has the meaning assigned to such term in Section 2.01.
     “Contracts” means, collectively, with respect to each Debtor, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), between such Debtor and third parties, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.
     “Control” means (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9.104 of the UCC, and (ii) in the case of any certificated security, uncertificated security or security entitlement, “control,” as such term is defined in Section 8.106 of the UCC and (iii) in the case of any commodity contract, “control,” as such term is defined in Section 9.106 of the UCC.
     “Credit Agreement” has the meaning set forth in Recital A.
     “Deposit Account Control Agreement” means an agreement substantially in the form annexed hereto as Exhibit A or any other form reasonably satisfactory to the Administrative Agent.
     “Deposit Accounts” means, collectively, with respect to each Debtor, (i) all “deposit accounts” as such term is defined in the UCC and (ii) all cash, funds, checks, notes and instruments from time to time on deposit in any of the accounts described in clause (i) of this definition.
     “Documents” means all “documents” (as defined in the UCC) or other receipts covering, evidencing or representing Inventory or Equipment.
     “Equipment” means, with respect to each Debtor, all “equipment” (as defined in the UCC) and all other goods of such Debtor that are used or acquired for use in its business, including all spare parts and related supplies, all goods obtained by such Debtor in exchange for any such goods, all substances, if any, commingled with or added to those goods and all upgrades and other improvements to those goods, in each case to the extent not constituting Inventory.
     “General Intangibles” means all “general intangibles” (as defined in the UCC) now owned or hereafter acquired by any Debtor, including (i) all obligations or indebtedness owing to any Debtor (other than Accounts) from whatever source arising, (ii) all Intellectual Property and
Exhibit 1.01D - Page 6

goodwill associated therewith, (iii) all rights or claims in respect of refunds for taxes paid, (iv) all Contracts and (v) to the extent permitted by applicable law, all rights in respect of any pension plan or similar arrangement maintained for employees of any Debtor.
     “Instruments” means all “instruments”, “chattel paper” (whether tangible or electronic) or “letters of credit” (each as defined in the UCC) of any Debtor evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any Account, including promissory notes, drafts, bills of exchange and trade acceptances now owned or hereafter acquired and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the Instruments.
     “Intellectual Property” means all Patent Collateral and all Trademark Collateral, together with (a) all inventions, processes, production methods, proprietary information, know-how and trade secrets; (b) all licenses or user or other agreements granted to any Debtor with respect to any of the foregoing, in each case whether now or hereafter owned or used, including the Patent Collateral or the Trademark Collateral listed in Annex 1; (c) all information, customer lists, identification of suppliers, data, plans, blueprints, specifications, designs, drawings, recorded knowledge, surveys, engineering reports, test reports, manuals, materials standards, processing standards, performance standards, catalogs, computer and automatic machinery software and programs; (d) all field repair data, sales data and other information relating to sales or service of products now or hereafter manufactured; (e) all accounting information and all media in which or on which any information or knowledge or data or records may be recorded or stored and all computer programs used for the compilation or printout of such information, knowledge, records or data; and (f) all causes of action, claims and warranties now or hereafter owned or acquired by any Debtor in respect of any of the items listed above.
     “Intellectual Property Security Agreements” means the Patent Security Agreement and the Trademark Security Agreement.
     “Inventory” means all inventory (as defined in the UCC) and all other goods of any Debtor held for sale, lease or furnishing under a contract of service (including to its Subsidiaries or Affiliates) or that constitute raw materials, work in process or material used or consumed in its business, including all spare parts and related supplies, all goods obtained by any Debtor in exchange for such goods, all products made or processed from such goods and all substances, if any, commingled therewith or added to such goods.
     “Investment Property” means a security, whether certificated or uncertificated, security entitlement, securities account, commodity contract or commodity account (in each case, as defined in the UCC), excluding, however, the Securities Collateral.
     “Patent Collateral” means all Patents now owned or hereafter acquired by any Debtor, including each Patent Collateral identified in
Annex 2.
     “Patents” means, collectively, (i) all patents and patent applications, including the inventions and improvements described and claimed therein, and all patentable inventions, (ii) all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, (iii) all
Exhibit 1.01D - Page 7

rights, (A) to all income, profits, royalties, damages and payments now or hereafter due and/or payable under and with respect thereto, including damages and payments for past, present or future infringements thereof, (B) to sue for past, present and future infringements thereof, and (C) otherwise accruing under or pertaining to any of the foregoing throughout the world, and (iv) all licenses or user or other agreements arising out of the foregoing, now existing or hereafter coming into existence.
     “Patent Security Agreement” means an agreement substantially in the form annexed hereto as Exhibit B.
     “Permitted Swap Agreement” means a Swap Agreement to which any Debtor is a counterparty that is permitted pursuant to Sections 3.16 and 6.06 of the Credit Agreement.
     “Proceeds” has the meaning assigned to such term in the UCC, including all proceeds of insurance and all condemnation awards and all other compensation for any casualty event with respect to all or any part of the Collateral (together with all rights to recover and proceed with respect to the same), and all accessions to, substitutions for and replacements of all or any part of the other Collateral.
     “Records” has the meaning assigned to such term in Section 4.04.
     “Secured Obligations” means all Obligations now or hereafter existing, including any extensions, modifications, substitutions, amendments and renewals thereof, whether for principal, interest, fees, expenses, indemnification, or otherwise, including all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Administrative Agent or any Secured Party in connection with any suit or proceeding in connection with the performance by such Secured Party of any of the agreements contained in any of the Contracts, or in connection with any exercise of its rights or remedies hereunder, pursuant to the terms of this Security Agreement.
     “Secured Parties” means, collectively, the Administrative Agent, the Lenders and each party to a Permitted Swap Agreement relating to the Loans if at the date of entering into such Permitted Swap Agreement such person is (i) a Lender or an Affiliate of a Lender and (ii) a party to the Credit Agreement.
     “Securities Collateral” means each of the Equity Interests (whether such Equity Interests are securities or general intangibles under the UCC) identified on Annex 3 hereto and any Equity Interests subsequently pledged to the Administrative Agent pursuant to any Joinder Agreement, and the certificates or other instruments representing any of the foregoing and any interest of a Debtor in the entries on the books of any securities intermediary pertaining thereto (the “Pledged Shares”), and all dividends, distributions, returns of capital, cash, warrants, options, rights, instruments, rights to vote or manage the business of such Person pursuant to organizational documents governing the rights and obligations of the stockholders, partners, members or other owners thereof and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Pledged Shares; provided that notwithstanding anything contained in any Loan Document to the contrary, the term
Exhibit 1.01D - Page 8

“Securities Collateral” shall not include any Equity Interest in any Unrestricted Subsidiary of the Borrower.
     “Security Interest” means the security interest in the Collateral granted by Debtors under this Agreement.
     “Trademark Collateral” means all Trademarks now owned or hereafter acquired by any Debtor including each Trademark Collateral identified in Annex 4.
     “Trademarks” means, collectively, (i) all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, (ii) all renewals of trademark and service mark registrations, and (iii) all rights (A) to all income, royalties, damages and other payments (including in respect of all past, present and future infringements) with respect to any of the foregoing, (B) to sue for all past, present and future infringements thereof, and (C) otherwise accruing under or pertaining to any of the foregoing, together, in each case, with the product lines and goodwill of the business connected with the use of, and symbolized by, each such trade name, trademark and service mark.
     “Trademark Security Agreement” means an agreement substantially in the form annexed hereto as Exhibit C.
     “UCC” means the Uniform Commercial Code as now or hereafter adopted and in effect in the State of Texas; provided that if, by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of any Security Interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Texas, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or the effect of perfection or non-perfection.
          1.02 Interpretation. The principles of interpretation set out in Sections 1.03 and 1.04 of the Credit Agreement shall apply equally to this Agreement mutatis mutandis.
ARTICLE II
COLLATERAL
          2.01 Grant of Security Interest. As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) and performance of the Secured Obligations, each Debtor hereby grants to the Administrative Agent for the benefit of the Secured Parties a security interest in all of such Debtor’s right, title and interest in, to and under the following property, whether now owned or hereafter acquired by such Debtor and whether now existing or hereafter coming into existence and wherever located (collectively, the “Collateral”):
     (a) all Accounts;
     (b) all Deposit Accounts;
     (c) all Documents;
Exhibit 1.01D - Page 9

     (d) all Equipment;
     (e) all General Intangibles;
     (f) all Instruments;
     (g) all Inventory;
     (h) all Investment Property;
     (i) all Securities Collateral;
     (j) the commercial tort claim described on Annex 15 hereto;
     (k) all rights, claims and benefits of such Debtor against any Person arising out of, relating to or in connection with Inventory or Equipment purchased by such Debtor, including any such rights, claims or benefits against any Person storing or transporting such Inventory or Equipment;
     (l) all other tangible and intangible personal property of such Debtor, including all cash, products, rents, revenues, issues, profits, royalties, income, benefits, commercial tort claims, letter-of-credit rights, supporting obligations, accessions to, substitutions and replacements for any and all of the foregoing, any indemnity, warranty or guarantee payable by any reason of loss or damage to or otherwise with respect to any of the foregoing, and all causes of action, claims and warranties now or hereafter held by such Debtor in respect of any of the items listed above;
     (m) all books, correspondence, credit files, records, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Debtor or any computer bureau or service company from time to time acting for such Debtor; and
     (n) all Proceeds of the collateral described in the foregoing clauses (a) through (m).
Notwithstanding anything herein to the contrary, in no event shall the Collateral include, and a Debtor shall not be deemed to have granted a security interest in, any of such Debtor’s rights or interests in any license, contract or agreement to which such Debtor is a party or any of its rights or interests thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement or otherwise, result in a breach of the terms of, or constitute a default under, any license, contract or agreement to which such Debtor is a party; provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Debtor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect.
          2.02 Termination of Security Interests. This Agreement and the Security Interests shall terminate and all rights to the Collateral shall revert to the applicable Debtors when (i) all outstanding Secured Obligations shall have been paid in full, (ii) all Commitments
Exhibit 1.01D - Page 10

under the Credit Agreement shall have expired or been terminated and (iii) the LC Exposure has been reduced to zero or fully cash collateralized as provided in the Credit Agreement. Upon such termination, the Administrative Agent shall (at the written request and expense of the Borrower) promptly cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the applicable Debtors and to be released and cancelled all licenses and rights referred to in Section 5.12(b)(i). The Administrative Agent shall also (at the written request and expense of the Borrower) promptly execute and deliver to the Borrower upon such termination such UCC termination statements and such other documentation as shall be reasonably requested by the Borrower to effect the termination and release of the Security Interests on the Collateral.
          2.03 Partial Release of Collateral. Upon the disposition of any Collateral in accordance with the Credit Agreement, the Administrative Agent shall, upon the written request of (and at the sole cost and expense of) the Borrower, promptly execute and deliver to the Borrower such UCC termination statements and such other documentation as the Borrower may reasonably request to effect the termination and release of the Liens on such Collateral.
          2.04 Security Interest Absolute. To the maximum extent permitted by applicable law, the rights and remedies of the Administrative Agent hereunder, the Liens created hereby, and the obligations of the Debtors under this Agreement are absolute, irrevocable and unconditional and will remain in full force and effect without regard to, and will not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever (other than termination pursuant to Section 2.02 or partial release pursuant to Section 2.03), including:
     (a) any renewal, extension, amendment, or modification of, or addition or supplement to or deletion from, any of the Loan Documents or any other instrument or agreement referred to therein, or any assignment or transfer of any thereof;
     (b) any waiver of, consent to or departure from, extension, indulgence or other action or inaction under or in respect of any of the Secured Obligations, this Agreement, any other Loan Document or other instrument or agreement relating thereto, or any exercise or non-exercise of any right, remedy, power or privilege under or in respect of the Secured Obligations, this Agreement, any other Loan Document or any such other instrument or agreement relating thereto;
     (c) any furnishing of any additional security for the Secured Obligations or any part thereof to the Administrative Agent or any other Person or any acceptance thereof by the Administrative Agent or any other Person or any substitution, sale, exchange, release, surrender or realization of or upon any such security by the Administrative Agent or any other person or the failure to create, preserve, validate, perfect or protect any other Lien granted to, or purported to be granted to, or in favor of, the Administrative Agent or any other Secured Party;
Exhibit 1.01D - Page 11

     (d) any invalidity, irregularity or unenforceability of all or any part of the Secured Obligations, any Loan Document or any other agreement or instrument relating thereto or any security therefor;
     (e) the acceleration of the maturity of any of the Secured Obligations or any other modification of the time of payment thereof; or
     (f) any other event or circumstance whatsoever that might otherwise constitute a legal or equitable discharge of a surety or a guarantor, it being the intent of this Section 2.04 that the granting of the Liens by the Debtors hereunder shall be absolute, irrevocable and unconditional under any and all circumstances.
          2.05 Joinder of Additional Guarantors. Upon the acquisition or formation of a new Subsidiary that is a Domestic Subsidiary pursuant to Section 5.10 of the Credit Agreement, such new Domestic Subsidiary shall execute such documents as Administrative Agent may reasonably require to become a party hereto and to the Guaranty and thereafter shall constitute a “Guarantor” and a “Debtor” for all purposes hereunder with the same force and effect as if originally named as a Guarantor and Debtor herein. The execution and delivery of such documents shall not require the consent of any Debtor hereunder. The rights and obligations of each Debtor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor and Debtor as a party to this Agreement.
          2.06 Limit of Liability. Notwithstanding the foregoing, the Security Interest granted by each Debtor hereunder shall be limited to the extent necessary so that its obligations hereunder would not be subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.
          2.07 Reinstatement. THIS AGREEMENT AND THE LIENS CREATED HEREUNDER SHALL AUTOMATICALLY BE REINSTATED IF AND TO THE EXTENT THAT FOR ANY REASON ANY PAYMENT BY OR ON BEHALF OF ANY DEBTOR IN RESPECT OF THE SECURED OBLIGATIONS IS RESCINDED OR MUST OTHERWISE BE RESTORED BY ANY HOLDER OF THE SECURED OBLIGATIONS, WHETHER AS A RESULT OF ANY FRAUDULENT CONVEYANCE, PROCEEDINGS IN BANKRUPTCY OR REORGANIZATION OR OTHERWISE. EACH DEBTOR SHALL DEFEND AND INDEMNIFY EACH SECURED PARTY FROM AND AGAINST ANY CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE UNDER THIS SECTION 2.07 (INCLUDING REASONABLE ATTORNEYS’ FEES AND EXPENSES) IN THE DEFENSE OF ANY SUCH ACTION OR SUIT, INCLUDING SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE ARISING AS A RESULT OF THE INDEMNIFIED SECURED PARTY’S OWN NEGLIGENCE OR STRICT LIABILITY BUT EXCLUDING SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE THAT IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED SECURED PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, OR BAD FAITH.
Exhibit 1.01D - Page 12

ARTICLE III
PERFECTION OF SECURITY INTEREST
          3.01 Perfection. (a) Prior to or concurrently with the execution and delivery of this Agreement, Debtors shall file or cause to be filed such financing statements and other documents in such offices as shall be necessary to perfect and establish the priority (subject only to Permitted Liens) of the Security Interest and take all such other actions as shall be necessary or as the Administrative Agent may reasonably request to perfect and establish the priority (subject only to Permitted Liens) of the Security Interests, subject to paragraph (b), below; and
     (a) Upon request of the Administrative Agent following the occurrence and continuance of a Default or Event of Default; the Borrower shall:
     (i) subject to Section 3.04, deliver to the Administrative Agent any and all Instruments, endorsed or accompanied by such instruments of assignment and transfer in such form and substance as the Administrative Agent may reasonably request;
     (ii) deliver to the Administrative Agent any and all certificates in any Debtor’s physical possession evidencing Investment Property included in the Collateral or any Securities Collateral, endorsed or accompanied by such instruments of assignment and transfer in such form and substance as the Administrative Agent may reasonably request;
     (iii) cause the Administrative Agent to be listed as the lienholder on all certificates of title or ownership relating to Equipment owned by Debtors with a fair market value, as determined in good faith by the Borrower, in excess of $150,000 and deliver to the Administrative Agent originals of all such certificates of title or ownership for the Equipment;
     (iv) deliver to the Administrative Agent a Deposit Account Control Agreement with respect to each Deposit Account included in the Collateral other than any Deposit Account maintained with Wells Fargo, executed by the applicable Debtor and the financial institution maintaining such Deposit Account; and
     (v) with respect to any uncertificated security included in the Collateral, cause the Security Interest to be recorded on the equityholder register or on the books for the issuer of such uncertificated security and cause such issuer to execute and deliver to the Administrative Agent an acknowledgement of the Security Interest pursuant to which the issuer agrees to comply with instructions originated by the Administrative Agent without further consent by such Debtor when the Administrative Agent advises such issuer of the existence of an Event of Default.
Additionally, each Debtor hereby authorizes the Administrative Agent to prepare, execute, deliver, file and/or record (without the signature of such Debtor to the extent permitted by applicable law) any such financing statement, continuation statement, amendment or other document that may be necessary: (i) to create, preserve, perfect or validate the Security Interest; or (ii) or to enable the Administrative Agent to exercise and enforce its rights hereunder with
Exhibit 1.01D - Page 13

respect to such Security Interest. The Debtors shall pay the costs of, or incidental to, any recording or filing of any such financing or continuation statement, amendment or other document or otherwise arising out of or in connection with the execution and delivery of this Agreement.
          3.02 Perfection of Additional Collateral. Each Debtor shall, subject to Section 3.04, upon the acquisition after the date hereof by such Debtor of any additional Collateral, comply with the requirements of Section 3.01, above.
          3.03 Intellectual Property Filings. On the date hereof, each Debtor will execute and deliver to the Administrative Agent the Intellectual Property Security Agreements with respect to all Intellectual Property then owned by it. Upon the request of the Administrative Agent, each Debtor will sign and deliver to the Administrative Agent any Intellectual Property Security Agreement necessary to grant Security Interests in any Intellectual Property owned by it at such time that is not covered by the Security Interests granted in any previous Intellectual Property Security Agreements so executed and delivered by it. In each case, such Debtor shall promptly make all Intellectual Property filings necessary to record the Security Interests in such Intellectual Property. Each Debtor hereby appoints the Administrative Agent as its attorney-in-fact to execute and file all Intellectual Property filings required or so requested for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; and such power, being coupled with an interest, shall be irrevocable until the Collateral is released pursuant to Section 2.02 or Section 2.03.
          3.04 Instruments. So long as no Event of Default shall have occurred and be continuing, each Debtor may retain for collection in the ordinary course any Instruments received by it in the ordinary course of business, and the Administrative Agent shall, promptly upon request and at the expense of any Debtor, make appropriate arrangements for making any Instrument pledged by such Debtor and held by the Administrative Agent available to such Debtor for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent deemed appropriate by the Administrative Agent, against trust receipt or like document).
          3.05 Further Assurances. Each Debtor shall, from time to time, at its sole expense, promptly execute, deliver, file and record all further agreements, assignments, instruments, documents and certificates and take all further action that may be reasonably necessary in order to create, preserve, perfect, confirm or validate the Security Interest in the Collateral or to enable the Administrative Agent to obtain the full benefits of the Security Documents (including the delivery of possession of any Collateral that hereafter comes into existence or is acquired in the future by the Administrative Agent as pledgee for the benefit of the Secured Parties), or to enable the Administrative Agent to exercise and enforce any of its rights, powers and remedies thereunder with respect to any of such Collateral.
          3.06 Use of Collateral. So long as no Event of Default shall have occurred and be continuing, except as otherwise provided herein or in the Credit Agreement, each Debtor shall be entitled to use and possess the Collateral and to exercise its rights, title and interest in all Collateral subject to the rights, remedies, powers and privileges of the Administrative Agent
Exhibit 1.01D - Page 14

under Article VI and to such use, possession or exercise not otherwise constituting an Event of Default.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     Each Debtor represents and warrants to the Secured Parties as follows:
          4.01 Title. Each Debtor is the sole legal and beneficial owner of all Collateral in which it purports to grant a Lien pursuant to this Agreement, and such Collateral is free and clear of all Liens other than Permitted Liens. No currently effective financing statement or other instrument similar in effect is on file in any recording office covering all or any part of the Collateral, except such as may have been filed evidencing Permitted Liens or except as will be released concurrently with the closing of the transactions contemplated in the Credit Agreement. No Person other than the Administrative Agent has Control or possession of all or any part of the Collateral except as permitted by the Credit Agreement or other Loan Documents or except as will be released concurrently with the closing of the transactions contemplated in the Credit Agreement.
          4.02 Chief Executive Office; Change of Name; Jurisdiction of Organization. The exact legal name, type of organization, jurisdiction of organization, Federal Taxpayer Identification Number, organizational identification number and chief executive office of each Debtor is indicated next to its name in Annex 6.
          4.03 Prior Transactions. Each Debtor has not, during the past five years, been a party to any merger or consolidation, or acquired all or substantially all of the assets of any person, or acquired any of its property or assets out of the ordinary course of business, except as set forth in Annex 7.
          4.04 Records. The principal place of business and chief executive office of each Debtor and the office where each Debtor keeps its books and records concerning the Collateral (hereinafter, collectively called the “Records”) is located at the address set out on Annex 8.
          4.05 Changes in Circumstances. No Debtor has, within the period of four months prior to the date hereof: (a) changed its location (as defined in Section 9-307 of the UCC); (b) changed its name; or (c) become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC) with respect to a security agreement previously entered into by any other Person.
          4.06 Inventory and Equipment. All Inventory and Equipment of the Debtors other than such Inventory which is in-transit to the applicable purchaser thereof: (a) is located at one of the locations identified in Annex 9 under its name or in transit from one of such location to another; and (b) is in the exclusive Control of a Debtor on the date hereof. [Is this something we can do?]
          4.07 Title to Equity Interests. As of the Effective Date, the applicable Debtor listed on Annex 3 hereto owns the Equity Interests listed as being owned by it in Annex 3 hereto,
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free and clear of any Lien other than the Permitted Liens or except as will be released concurrently with the closing of the transactions contemplated in the Credit Agreement. All shares of capital stock identified in such Annex as being beneficially owned by each Debtor have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to any option to purchase or similar right of any Person. Except as permitted by the Credit Agreement, each Debtor is not and will not become a party to or otherwise bound by any agreement, other than the Loan Documents, which restricts in any manner the rights of any present or future holder of any such Equity Interest with respect thereto.
          4.08 Financing Statements. The only filings, registrations and recordings necessary and appropriate to create, preserve, protect, publish notice of and perfect the security interest granted by each Debtor to the Administrative Agent (for the benefit of the Secured Parties) pursuant to this Agreement in respect of the Collateral are listed in Annex 5. All such filings, registrations and recordings have been delivered to the Administrative Agent or its counsel in completed and, to the extent necessary or appropriate, duly executed form for filing in each governmental, municipal or other office specified in Annex 5.
          4.09 Deposit Accounts. As of the Effective Date, no Debtor has opened nor does it maintain any Deposit Accounts other than the accounts listed in Annex 10.
          4.10 Investment Property. As of the Effective Date, each Debtor (i) has no Securities Accounts or Commodity Accounts other than those listed in Annex 11, and the Administrative Agent has a perfected first priority security interest in such Securities Accounts and Commodity Accounts as a result of filing the applicable UCC financing statements, in each case subject to Permitted Liens, and (ii) does not hold, own or have any interest in any Investment Property other than those maintained in Securities Accounts or Commodity Accounts listed in Annex 11.
          4.11 Delivery of Certificated Securities Collateral. All certificates, agreements or instruments representing or evidencing the Securities Collateral in existence on the date hereof have been delivered to the Administrative Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank, and the Administrative Agent has a perfected first priority security interest therein.
          4.12 Perfection of Uncertificated Securities Collateral. The Administrative Agent has a perfected first priority security interest in all uncertificated Securities Collateral pledged by it hereunder that is in existence on the date hereof.
          4.13 Instruments and Tangible Chattel Paper. As of the Effective Date, no principal amount payable under or in connection with any of the Collateral is evidenced by any Instrument or tangible chattel paper other than such Instruments and tangible chattel paper listed in Annex 12.
          4.14 Electronic Chattel Paper and Transferable Records. As of the Effective Date no principal amount payable, individually or in the aggregate, in excess of $150,000 under or in connection with any of the Collateral is evidenced by any electronic chattel paper or any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures
Exhibit 1.01D - Page 16

in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction) other than such electronic chattel paper and transferable records listed in Annex 13.
          4.15 Letters of Credit. As of the Effective Date, no Debtor is a beneficiary under any Letter of Credit issued in favor of such Debtor except as listed in Annex 14.
          4.16 Commercial Tort Claims. As of the Effective Date, such Debtor holds no commercial tort claims other than those listed in
Annex 15.
ARTICLE V
COVENANTS
     In furtherance of the grant of the Security Interests pursuant to Article II, each Debtor hereby agrees with the Administrative Agent as follows:
          5.01 Access to Records. Each Debtor shall upon reasonable notice, at any time during normal business hours, permit representatives of the Administrative Agent to inspect and make copies of the Records, and to be present at such Debtor’s place of business to receive copies of all communications and remittances relating to the Collateral, and forward to the Administrative Agent copies of any notices or communications received by such Debtor relevant to the Administrative Agent’s Security Interest in the Collateral. Upon the occurrence and during the continuation of any Event of Default, at the Administrative Agent’s request, each Debtor shall promptly deliver copies of any and all such Records to the Administrative Agent.
          5.02 Other Financing Statements and Liens. Without the prior written consent of the Administrative Agent, each Debtor shall not file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Collateral in which the Administrative Agent is not named as the sole secured party for the benefit of the Secured Parties except to the extent such filing or like instrument pertains to a Permitted Lien.
          5.03 Reports. Each Debtor shall furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail; provided, however, absent the existence of an Event of Default, the Debtors shall only be required to deliver such information quarterly. Promptly upon request of the Administrative Agent, following receipt by the Administrative Agent of any reports pursuant to the preceding sentence, the Borrower shall deliver to the Administrative Agent revised Annexes 2 and 4 to include Trademarks and Patents that become part of the Collateral under this Agreement.
          5.04 Adverse Claims. Each Debtor shall defend, all at its own expense, such Debtor’s title and the existence, perfection and first priority of the Administrative Agent’s security interest in the Collateral against all adverse claims (other than Permitted Liens).
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          5.05 Prohibition of Certain Changes. Except to the extent permitted by the Credit Agreement, no Debtor shall change its (i) name, identity, corporate structure or the jurisdiction under which it is organized, (ii) chief executive office or chief place of business or (iii) the locations where it keeps or holds any Collateral (except Inventory in transit from one such location to another) or any records relating thereto from the applicable locations described in Annexes 8 and 9 hereof, unless such Debtor shall have given the Administrative Agent 30 days’ prior notice thereof and, if requested by the Administrative Agent upon the direction of the Required Lenders, delivered an opinion of counsel with respect thereto in accordance with Section 5.06. It will not in any event change the location of any Collateral owned by it if such change would cause the Security Interest in such Collateral to lapse or cease to be perfected.
          5.06 Opinion of Counsel. If requested by the Administrative Agent upon the direction of the Required Lenders, at least 20 days before it takes any action contemplated by Section 5.05, a Debtor shall, at its expense, cause to be delivered to the Administrative Agent an opinion of counsel, in form and substance reasonably satisfactory to the Administrative Agent, to the effect that all financing statements and amendments or supplements thereto, continuation statements and other documents required to be recorded or filed in order to maintain the perfection of the Security Interests after the taking of such action against all creditors of and purchasers from such Debtor (except any continuation statements specified in such opinion of counsel that are to be filed more than six months after the date thereof) have been filed in each filing office necessary for such purpose and that all filing fees and taxes, if any, payable in connection with such filings have been paid in full.
          5.07 Collateral Held by Others. If any of its Collateral is at any time in the possession or control of any warehouseman, bailee or agent, in each instance upon the request of the Administrative Agent, each Debtor shall notify such warehouseman, bailee or agent of the Security Interests and instruct it to hold all such Collateral for the Administrative Agent’s account subject to the Administrative Agent’s instructions (which shall permit such Collateral to be removed by such Debtor in the ordinary course of business until the Administrative Agent notifies such warehouseman, bailee or agent that an Event of Default has occurred and is continuing). Notwithstanding the foregoing, the Debtors shall not be required to take any action under this Section 5.07 with respect to any Inventory in-transit to the applicable purchaser thereof.
          5.08 Records. Each Debtor shall (i) keep accurate Records and (ii) give the Administrative Agent at least 30 days’ notice before it changes the location of any office where such Debtor keeps the Records.
          5.09 Collection of Accounts. Each Debtor shall use commercially reasonable efforts to cause to be collected from its account debtors, as and when due, any and all amounts owing under or on account of each of its Accounts (including Accounts that are delinquent, such Accounts to be collected in accordance with lawful collection procedures) and shall apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Accounts. The costs and expenses (including attorney’s fees) of collection, whether incurred by a Debtor or the Administrative Agent, shall be borne by such Debtor.
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          5.10 Disposition of Collateral. No Debtor shall sell, lease, exchange, assign or otherwise dispose of, or grant any option with respect to, any of its Collateral except as permitted by the Credit Agreement.
          5.11 Protection of Intellectual Property. Each Debtor shall timely pay all fees (including maintenance fees), file all documents or declarations (including applications, applications for renewal, affidavits of use and affidavits of incontestability) and take all other action necessary to obtain, maintain and renew each Patent and Trademark included in the Collateral. Each Debtor shall notify the Administrative Agent at the end of each calendar quarter if it knows that any application or registration relating to any Intellectual Property owned or licensed by it may become abandoned or dedicated, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court) regarding such Debtor’s ownership of such Intellectual Property, its right to register or patent the same, or its right to keep and maintain the same. If any Debtor’s rights to any Intellectual Property are infringed, misappropriated or diluted by a third party, such Debtor shall notify the Administrative Agent at the end of such calendar quarter in which such Debtor learned of such infringement, misappropriation or dilution and such Debtor shall take all actions as such Debtor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property. Nothing contained in this Section 5.11 shall require any Debtor to defend, maintain, renew or otherwise continue any Intellectual Property Collateral which is no longer required or useful in the operation of such Debtor’s business.
          5.12 Special Provisions Relating to Certain Collateral.
     (a) Contracts.
     (i) Anything herein to the contrary notwithstanding, each Debtor shall remain liable to perform all of its duties and obligations under each of the Contracts included in the Collateral to the same extent as if this Agreement had not been executed. The exercise by the Administrative Agent or any other Secured Party of any of the rights and remedies hereunder shall not release any Debtor from any of its duties or obligations under the Contracts. Neither the Administrative Agent nor any other Secured Party shall have any duty, obligation or liability under such Contracts included in the Collateral or otherwise in respect of the Collateral by reason of this Agreement or be obligated to perform any of the obligations or duties of any Debtor under the Contracts or otherwise in respect of the Collateral or to take any action to collect or enforce any claim for payment or any other right assigned hereunder.
     (ii) During the existence of an Event of Default, if Debtor fails to perform any agreement contained herein or in any of the Contracts, the Administrative Agent may (but shall not be obligated to) itself perform, or cause the performance of, such agreement, and the reasonable fees, costs and expenses of the Administrative Agent incurred in connection therewith shall be payable by or on behalf of Debtors and shall be Secured Obligations to the Administrative Agent.
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     (b) Intellectual Property.
     (i) For the purpose of enabling the Administrative Agent to exercise rights and remedies under Article VI at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Debtor hereby grants to the Administrative Agent, to the extent licensable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to any Debtor) to use, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Debtor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof; provided, however, such license shall only be effective during the existence of an Event of Default.
     (ii) Notwithstanding anything contained herein to the contrary, but subject to the provisions of Section 6.05 of the Credit Agreement, so long as no Event of Default shall have occurred and be continuing, each Debtor will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of such Debtor. In furtherance of the foregoing, unless an Event of Default shall have occurred and be continuing, the Administrative Agent shall, from time to time, upon the request of any Debtor, execute and deliver any instruments, certificates or other documents, in the form so requested, that such Debtor shall have certified are appropriate (in its judgment) to allow such Debtor to take any action permitted above (including relinquishment of the license provided pursuant to clause (i) immediately above as to any specific Intellectual Property). Further, upon satisfaction of the conditions to termination of this Agreement described in Section 2.02, the Administrative Agent shall grant back to Debtor the license granted pursuant to clause (i) immediately above. The exercise of rights and remedies under Article VI by the Administrative Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by any Debtor in accordance with the first sentence of this clause (ii).
     (c) Securities Collateral.
     (i) No Debtor shall take any action that would result in (A) the revocation of any election to treat any Securities Collateral as certificated securities, and (B) an election to treat as certificated securities any Securities Collateral that constitute uncertificated securities.
     (ii) So long as Administrative Agent has not exercised remedies with respect to the Collateral under this Agreement or any other Loan Document upon the occurrence and during the continuation of an Event of Default, Debtors reserve the right to exercise all voting and other rights, title and interest with respect to the Collateral (except as limited by the Loan Documents) and to receive all income, gains, profits, dividends and other distributions from the Collateral whether non-cash dividends, cash, options, warrants, stock splits, reclassifications, rights, instruments or other investment property or other property or proceeds from time to time received, receivable or otherwise
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distributed in respect of or in exchange for any or all of such rights and interests (except as limited by the Loan Documents); provided that no vote shall be cast, right exercised or other action taken which could reasonably be expected to result in a Material Adverse Effect.
     (iii) In furtherance of the right of the Administrative Agent to exercise voting rights following an Event of Default, each Debtor (during the occurrence and continuance of an Event of Default) shall execute and deliver to the Administrative Agent a proxy in a form acceptable to the Administrative Agent with respect to each item of Securities Collateral owned by it. No Debtor shall grant a proxy that would conflict with any proxy granted to the Administrative Agent pursuant to the preceding sentence so long as the Security Interests remain in effect.
ARTICLE VI
REMEDIES
          6.01 Events of Default, Etc. If any Event of Default shall have occurred and be continuing:
     (a) the Administrative Agent shall have, and in its discretion may exercise, the rights and remedies with respect to this Agreement as more particularly provided herein or in the Credit Agreement;
     (b) each Debtor shall, upon the reasonable request of the Administrative Agent, assemble Collateral owned by it (and not otherwise in the possession of the Administrative Agent) at such place or places, reasonably convenient to both the Administrative Agent and such Debtor, designated in such request;
     (c) the Administrative Agent may (but shall not be obligated to), without notice to any Debtor and at such times as the Administrative Agent in its sole discretion may determine, exercise any or all of Debtors’ rights in, to and under, or in any way connected to, the Collateral and the Administrative Agent shall otherwise have and may (but shall not be obligated to) exercise all of the rights, powers, privileges and remedies with respect to the Collateral of a secured party under the UCC (whether or not said UCC is in effect in the jurisdiction where the rights, powers, privileges and remedies are asserted) and such additional rights, powers, privileges and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights, powers, privileges and remedies hereunder may be asserted, including the right, to the maximum extent permitted by applicable law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral as if the Administrative Agent were the sole and absolute owner thereof (and the Debtors agree to take all such action as may be appropriate to give effect to such right);
     (d) the Administrative Agent may (but shall not be obligated to) make any reasonable compromise or settlement it deems desirable with respect to any of the Collateral and may (but shall not be obligated to) extend the time of payment, arrange for
Exhibit 1.01D - Page 21

payment in installments, or otherwise modify the terms, of all or any part of the Collateral;
     (e) the Administrative Agent may (but shall not be obligated to), in its name or in the name of any Debtor or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral;
     (f) the Administrative Agent may (but shall not be obligated to) sell, lease, assign or dispose of all or any part of the Collateral which shall then be or shall thereafter come into the possession, custody or control of the Administrative Agent, any other Secured Party or any of their respective agents at such place or places as the Administrative Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof except such notice as is required by applicable law and cannot be waived. If, pursuant to applicable law, prior notice of sale of the Collateral under this Section is required to be given to any Debtor, each Debtor hereby acknowledges that the minimum time required by such applicable law, or if no minimum time is specified, 10 days, shall be deemed a reasonable notice period. The Administrative Agent or any other Secured Party or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the maximum extent permitted by applicable law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of Debtors, any such demand, notice and right or equity being hereby expressly waived and released to the maximum extent permitted by applicable law. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned. The Collateral may be sold in one or more sales, at public or private sale, conducted by any officer or agent of, or auctioneer or attorney for, the Administrative Agent, at the Administrative Agent’s place of business or elsewhere, for cash, upon credit or for other property, for immediate or future delivery, and at such price or prices and on such terms as the Administrative Agent shall deem appropriate in its reasonable discretion. The Administrative Agent may, in its reasonable discretion, at any such sale restrict the prospective bidders or purchasers as to their number, nature of business and investment intention to the extent necessary to comply with applicable law. Upon any public or private sale the Administrative Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. At any such sale the Collateral may be sold in one lot as an entirety or in separate parcels. The Administrative Agent shall not be obligated to make any sale pursuant to any such notice. In case of any sale of all of any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the full selling price is paid by the purchaser thereof, but neither the Administrative Agent nor any Secured Party shall incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold, and, in case of any such failure, such Collateral may again be sold pursuant to the provisions hereof. All cash proceeds of any such sale, and any other realization upon all
Exhibit 1.01D - Page 22

or any part of the Collateral may, in the sole discretion of the Administrative Agent, be held by the Administrative Agent as collateral for or applied then or at any time thereafter, in whole or in part, by the Administrative Agent for the benefit of the Secured Parties to the payment and satisfaction of the Secured Obligations in accordance with Section 6.04;
     (g) upon request of the Administrative Agent, each Debtor shall promptly notify (and each Debtor hereby authorizes the Administrative Agent so to notify) each account debtor in respect of any Accounts or Instruments that such Collateral has been assigned to the Administrative Agent hereunder, and that any payments due or to become due in respect of such Collateral are to be made directly to the Administrative Agent;
     (h) the Administrative Agent shall have the right to endorse, assign or otherwise transfer to or to register in the name of the Administrative Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the Security Interests hereunder. In addition, the Administrative Agent shall have the right at any time to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations;
     (i) the Administrative Agent may vote or exercise any and all of the Debtors’ rights or powers incident to their ownership of the Securities Collateral, including any rights or powers to manage or control the Guarantors;
     (j) the Administrative Agent may cause any action at law or suit in equity or other proceeding to be instituted and prosecuted to enforce any rights vested in it by this Agreement or by law or included in the Collateral, subject to the provisions and requirements hereof and thereof, or to aid in the exercise of any power herein or therein granted, or for any foreclosure hereunder and sale under a judgment or decree in any judicial proceeding;
     (k) in connection with any acceleration and foreclosure, the Administrative Agent may lawfully and peacefully take possession of the Collateral and lawfully and peacefully render it usable and repair and renovate the same, without, however, any obligation to do so, and lawfully and peacefully enter upon any location where the Collateral may be located for that purpose, control, manage, operate, rent and lease the Collateral, collect all rents and income from the Collateral and apply the same to reimburse the Secured Parties for any cost or expenses incurred hereunder or under any of the Loan Documents and to the payment or performance of any Debtor’s obligations hereunder or under any of the Loan Documents, and apply the balance to the other Secured Obligations and any remaining excess balance to whomsoever is legally entitled thereto;
     (l) the Administrative Agent may secure the appointment of a receiver for the Collateral or any part thereof;
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     (m) the Administrative Agent may lawfully and peacefully occupy any premises owned or leased by any Debtor where the Collateral or any part thereof is assembled for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to any Debtor in respect of such occupation;
     (n) the Administrative Agent may give instructions to the issuer of any Securities Collateral that is an uncertificated security with respect to such uncertificated security.
     Each Debtor recognizes that, by reason of certain prohibitions contained in the Securities Act of 1933, as amended, and applicable state securities laws, the Administrative Agent may be compelled, subject to the notice provision provided for in paragraph (f) of this Section 6.01, with respect to any sale of all or any part of the Collateral constituting a security (as such term is defined in the Securities Act of 1933), to limit purchasers to those who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Debtor acknowledges that any such private sale may be at prices and on terms less favorable to the Administrative Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Collateral for the period of time necessary to permit any Debtor or the issuer thereof to register it for public sale.
          6.02 Deficiency. If the proceeds of sale, collection or other realization of or upon the Collateral by virtue of the exercise of remedies under Section 6.01 are insufficient to cover the costs and expenses of such exercise and the payment in full of the Secured Obligations, the Administrative Agent shall retain all rights and remedies under the Loan Documents, and each Debtor shall remain liable, with respect to any deficiency.
          6.03 Private Sale. The Administrative Agent and the other Secured Parties shall incur no liability as a result of the sale, lease or other disposition of all or any part of the Collateral, at any private sale pursuant to Section 6.01 conducted in a commercially reasonable manner. Subject to and without limitation of the preceding sentence, Debtor hereby waives any claims against the Administrative Agent or any other Secured Party arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Administrative Agent accepts the first offer received and does not offer the Collateral to more than one offeree.
          6.04 Application of Proceeds. Except as otherwise herein expressly provided, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Administrative Agent under this Article VI, shall be applied by the Administrative Agent as follows:
          First, to the payment of the costs and expenses of such exercise of remedies, including reasonable out of pocket costs and expenses of the Administrative Agent, the
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reasonable fees and expenses of its agents and counsel and all other reasonable expenses incurred and advances made by the Administrative Agent in that connection;
          Second, to the payment in full of the remaining Secured Obligations equally and ratably in accordance with their respective amounts then due and owing in respect of the Loan Documents and the Permitted Swap Agreements with Secured Parties, or as the Secured Parties holding the same may otherwise agree; and
          Finally, to the pay to the Borrower, or its successors or assigns, or as a court of competent jurisdiction may direct, any surplus then remaining.
          6.05 Attorney-in-Fact. Without limiting any rights or powers granted by this Agreement to the Administrative Agent while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default, each Debtor hereby appoints the Administrative Agent as the attorney-in-fact of such Debtor for the purpose of carrying out the provisions of this Article VI and taking any action and executing any instruments that the Administrative Agent may deem necessary or desirable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, so long as the Administrative Agent shall be entitled under this Article VI to make collections in respect of the Collateral, the Administrative Agent shall have the right and power:
     (a) to receive, endorse and collect all checks made payable to the order of any Debtor representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same;
     (b) to file any claims or take any action or institute any proceedings in connection therewith which the Secured Party may deem to be necessary or advisable;
     (c) to pay, settle or compromise all bills and claims which may be or become liens or security interests against any or all of the Collateral, or any part thereof, unless a bond or other security satisfactory to the Secured Party has been provided; and
     (d) upon foreclosure, to do any and every act which any Debtor may do on its behalf with respect to the Collateral or any part thereof and to exercise any or all of such Debtor’s rights and remedies under any or all of the Collateral;
provided, however, that the Secured Party shall not exercise any such rights except upon the occurrence and continuation of an Event of Default. This power of attorney is a power coupled with an interest and shall be irrevocable.
          6.06 Expenses.
     (a) Pursuant to Section 9.03 of the Credit Agreement, the Administrative Agent may incur, and Debtors shall pay to the Administrative Agent, all reasonable fees and out-of-pocket expenses (including reasonable fees and expenses for legal services) of, or incident to, the enforcement of any of the provisions of this Article VI, or exercise by experts, agents or attorneys selected by the Administrative Agent in good faith of any
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rights or privileges of Debtors in respect of the Collateral, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Administrative Agent and the other Secured Parties in respect thereof, by litigation or otherwise, and all such fees and expenses and, to the extent such amounts are not timely paid, together with interest thereon at the applicable rates provided for in Sections 2.11 and 2.12 of the Credit Agreement, shall be Secured Obligations of the Administrative Agent secured under Article II. All amounts payable by the Debtors under this Section 6.06(a) shall be payable within ten (10) Business Days of demand thereof, setting forth an itemization of such charges in reasonable detail.
     (b) The terms, conditions, covenants and agreements to be observed or performed by each Debtor under this Agreement shall be observed or performed by it at its or the Borrower’s sole cost and expense.
          6.07 Administrative Agent’s Right to Perform on Debtor’s Behalf. If any Debtor fails to perform any of its obligations under this Agreement, the Administrative Agent may (but shall not be obligated to), upon reasonable notice to such Debtor, unless such Debtor is diligently pursuing a cure for such failure that cannot be obtained more quickly by the Administrative Agent’s performance as specified herein, itself perform or cause to be performed such obligations at the expense of such Debtor, either in its name or in the name and on behalf of such Debtor.
          6.08 Custody and Preservation. The Administrative Agent’s obligation to use reasonable care in the custody and preservation of Collateral shall be satisfied if it uses the same care as it uses in the custody and preservation of its own property.
          6.09 Preservation of Rights. Neither the Administrative Agent nor any Secured Party shall be required to take any steps to preserve any rights against prior parties to any of the Collateral.
          6.10 Rights of Secured Parties. The Administrative Agent or any other Secured Party may (but shall not be obligated to) pay or secure payment of any Tax or other claim that may be secured by or result in a Lien on any Collateral other than a Permitted Lien. The Administrative Agent or any other Secured Party may (but shall not be obligated to) do any other thing that it in good faith believes is necessary or desirable to preserve, protect or maintain the Collateral or, during the existence of an Event of Default, to enhance its value. Debtors shall immediately reimburse the Administrative Agent or any other Secured Party for any reasonable payment or expense (including reasonable attorneys’ fees and expenses) that the Administrative Agent or such other Secured Party may incur pursuant to this Section 6.10.
          6.11 No Marshalling. Neither the Administrative Agent nor any other Secured Party shall be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order.
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          6.12 Remedies Cumulative. No right, power or remedy herein conferred upon or reserved to the Administrative Agent or any Secured Party is intended to be exclusive of any other right, power or remedy, and every such right, power and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right, power and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder or otherwise shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. Resort to any or all security now or hereafter held by the Administrative Agent may be taken concurrently or successively and in one or several consolidated or independent judicial actions or lawfully taken nonjudicial proceedings, or both.
ARTICLE VII
MISCELLANEOUS
          7.01 Waivers of Rights Inhibiting Enforcement. Each Debtor waives, for itself and all who may claim under it, to the maximum extent permitted by applicable law:
     (a) any claim that, as to any part of the Collateral, a public sale, should the Administrative Agent elect so to proceed, is, in and of itself, not a commercially reasonable method of sale for the Collateral;
     (b) the right to assert in any action or proceeding between it and the Administrative Agent any offsets or counterclaims that it may have;
     (c) except as otherwise provided in this Agreement, NOTICE OR JUDICIAL HEARING IN CONNECTION WITH THE ADMINISTRATIVE AGENT’S TAKING POSSESSION OR DISPOSITION OF ANY OF THE COLLATERAL DURING THE EXISTENCE OF AN EVENT OF DEFAULT, INCLUDING ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT THAT ANY DEBTOR WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR OF ANY STATE, AND ALL OTHER REQUIREMENTS AS TO THE TIME, PLACE AND TERMS OF SALE OR OTHER REQUIREMENTS WITH RESPECT TO THE ENFORCEMENT OF THE ADMINISTRATIVE AGENT’S RIGHTS HEREUNDER;
     (d) all rights of redemption, appraisement, valuation, stay, extension or moratorium; and
     (e) the right to invoke any law requiring marshalling of collateral and all other rights the exercise of which would, directly or indirectly, prevent, delay or inhibit the enforcement of any of the rights or remedies of the Administrative Agent and the other Secured Parties under this Agreement or the absolute sale of the Collateral, now or hereafter in force under any applicable law.
          7.02 Notices. The Administrative Agent or any Debtor shall give any notice, request, demand or other communication (a “Notice”) pursuant to this Agreement in accordance
Exhibit 1.01D - Page 27

with Section 9.01 of the Credit Agreement. Any Notice to the Debtor shall be sent to the address of the Borrower set forth in the Credit Agreement or to such other address provided by such Debtor to the Administrative Agent in writing. Any Notice sent as hereinabove provided shall be deemed delivered upon receipt or refusal of delivery.
          7.03 Assignment. No Debtor may assign any of its rights or delegate any performance under this Agreement (whether voluntarily or involuntarily, by merger, consolidation, dissolution, operation of law or any other manner) except as permitted under the Credit Agreement or with the prior written consent of the Administrative Agent, which consent may be withheld in the Administrative Agent’s sole discretion. Any purported assignment without such consent is void. When any Lender assigns or otherwise transfers any interest held by it under the Credit Agreement or other Loan Document to any other Person pursuant to the terms of the Credit Agreement or such other Loan Document, that other Person shall thereupon become vested with all the benefits held by such Lender under this Security Agreement.
          7.04 Successors and Assigns. This Agreement binds the Debtors and their respective successors and assigns and inures to the benefit of the Administrative Agent, the Secured Parties and their respective successors and assigns.
          7.05 Amendment and Waiver. No amendment or waiver of any provision of this Agreement, nor consent to any departure by any Debtor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, the Borrower and the other Debtors; provided that any amendment, waiver, or consent shall be signed by all the Lenders to the extent required by Section 9.02 of the Credit Agreement. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
          7.06 No Implied Waiver. No failure or delay in exercising any right, power or privilege or requiring the satisfaction of any condition hereunder, and no course of dealing between the Debtors and the Administrative Agent operates as a waiver or estoppel of any right, remedy or condition. No single or partial exercise of any right or remedy under this Agreement precludes any simultaneous or subsequent exercise of any other right, power or privilege. The rights and remedies set forth in this Agreement are not exclusive of, but are cumulative to, any rights or remedies now or subsequently existing at law, in equity or by statute.
          7.07 Severability. In case one or more provisions of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.
          7.08 Entire Agreement. This Agreement and the other Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all prior or contemporaneous oral or written negotiations and agreements relating to the subject matter hereof. The provisions of this Agreement may not be explained, supplemented or qualified through evidence or trade usage or a prior course of dealing. In entering into this Agreement, the Debtors have not relied upon any statement, representation, warranty or agreement of the Administrative Agent except as set forth in the Loan Documents. There are no
Exhibit 1.01D - Page 28

conditions precedent to the effectiveness of this Agreement. In the event of any conflict between the terms of this Agreement and the terms of the Credit Agreement, the terms of the Credit Agreement shall control.
          7.09 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
          7.10 Governing Law. The laws of the State of Texas (without giving effect to its conflicts of law principles) govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates, including without limitation its validity, interpretation, construction, performance (including the details of performance) and enforcement, except to the extent that the validity or perfection of the security interests hereunder, or remedies hereunder, in respect of any particular Collateral are governed by the laws of a jurisdiction other than the state of Texas.
          7.11 Headings. The descriptive headings of the articles, sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.
          7.12 Interpretation. This Agreement has been reviewed and negotiated by counsel for both the Debtors and the Administrative Agent and, consequently, this Agreement shall not be construed against the drafter.
          7.13 Waiver of Jury Trial. THE DEBTORS AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY AND AGREE THAT SECTION 9.09 OF THE CREDIT AGREEMENT SHALL BE APPLICABLE IN THE EVENT OF ANY DISPUTE AMONG THE PARTIES HERETO.
          7.14 Survival, Etc. The provisions of Sections 2.07, 6.03, 6.06, 6.08, 6.09, 6.10, 7.01, 7.16, 7.17 and 7.19 shall survive the termination of this Agreement. In addition, the representations, warranties and covenants of the Debtors set out in this Agreement or contained in any documents delivered to the Administrative Agent or any other Secured Party pursuant to this Agreement shall survive the execution and delivery of this Agreement.
          7.15 Agents, Etc. The Administrative Agent may employ agents, experts and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents, experts or attorneys-in-fact selected by it in good faith.
Exhibit 1.01D - Page 29

          7.16 Limitation of Liability. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OTHER SECURED PARTY SHALL HAVE LIABILITY WITH RESPECT TO, AND DEBTORS HEREBY WAIVE, RELEASE AND AGREE NOT TO SUE FOR:
     (a) ANY LOSS OR DAMAGE SUSTAINED BY ANY DEBTOR, OR ANY LOSS, DAMAGE, DEPRECIATION OR OTHER DIMINUTION IN THE VALUE OF ANY COLLATERAL, THAT MAY OCCUR AS A RESULT OF, IN CONNECTION WITH, OR THAT IS IN ANY WAY RELATED TO, ANY EXERCISE OF ANY RIGHT OR REMEDY UNDER THIS AGREEMENT EXCEPT FOR ANY SUCH LOSS, DAMAGE, DEPRECIATION OR DIMINUTION TO THE EXTENT THAT THE SAME IS THE RESULT OF ACTS OR OMISSIONS ON THE PART OF SUCH SECURED PARTY CONSTITUTING WILLFUL MISCONDUCT OR GROSS NEGLIGENCE (AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION); OR
     (b) ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY ANY DEBTOR IN CONNECTION WITH ANY CLAIM RELATED TO THIS AGREEMENT.
          7.17 Subrogation. Each Debtor shall not exercise, and hereby irrevocably waives, any claim, right or remedy that it may now have or may hereafter acquire against any other Debtor arising under or in connection with this Agreement, including, without limitation, any claim, right or remedy of subrogation, contribution, reimbursement, exoneration, indemnification or participation arising under contract, by applicable law or otherwise in any claim, right or remedy of the Administrative Agent or the other Secured Parties against such Debtor or any other Person or any Collateral which the Administrative Agent or any other Secured Party may now have or may hereafter acquire, until the indefeasible payment and satisfaction in full of all Secured Obligations and the expiration and termination of the Commitments. If, notwithstanding the preceding sentence, any amount shall be paid to any Debtor on account of such subrogation rights at any time when any of the Secured Obligations shall not have been paid in full, such amount shall be held by such Debtor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Debtor and be turned over to the Administrative Agent in the exact form received by such Debtor (duly endorsed by such Debtor to the Administrative Agent, if required), to be applied against the Secured Obligations, whether matured or unmatured, in accordance with the Loan Documents. Notwithstanding the foregoing, the Debtors shall be expressly permitted hereunder to make payments to each other to the extent not prohibited by the Credit Agreement.
          7.18 Authority of the Administrative Agent. The rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non- exercise by the Administrative Agent of any power, right or remedy provided for or resulting or arising out of this Agreement shall, as between the Administrative Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and Debtors, the Administrative Agent shall be conclusively presumed to be acting as the Administrative Agent for the Secured Parties with full and valid
Exhibit 1.01D - Page 30

authority so to act or refrain from acting, and Debtors shall be under no obligation or entitlement to make any inquiry respecting such authority.
          7.19 No Oral Agreements. PURSUANT TO SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE, A LOAN AGREEMENT IN WHICH THE AMOUNT INVOLVED IN THE LOAN AGREEMENT EXCEEDS $50,000.00 IN VALUE IS NOT ENFORCEABLE UNLESS THE LOAN AGREEMENT IS IN WRITING AND SIGNED BY THE PARTY TO BE BOUND OR THAT PARTY’S AUTHORIZED REPRESENTATIVE.
          THE RIGHTS AND OBLIGATIONS OF THE PARTIES TO AN AGREEMENT SUBJECT TO THE PRECEDING PARAGRAPH SHALL BE DETERMINED SOLELY FROM THE WRITTEN LOAN AGREEMENT, AND ANY PRIOR ORAL AGREEMENTS BETWEEN THE PARTIES ARE SUPERSEDED BY AND MERGED INTO THE LOAN AGREEMENT. THIS WRITTEN AGREEMENT AND THE LOAN DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTERS SET FORTH HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
          THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
[Signatures on following page]
Exhibit 1.01D - Page 31

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER: ________________________________________, a _____________________
By:
Name:
Title:

SUBSIDIARIES: ____________________________________________
By:
Name:
Title:

Exhibit 1.01D - Page 32

ADMINISTRATIVE AGENT: __________________________________________
By:
Name:
Title:

Exhibit 1.01D - Page 33

EXHIBIT A
DEPOSIT ACCOUNT CONTROL AGREEMENT
     This DEPOSIT ACCOUNT CONTROL AGREEMENT (this “Agreement”), dated as of [_______________], 20__, is among [___________________], a [_____________] (“Debtor”); Wells Fargo Bank, N.A., as administrative agent pursuant to the Security Agreement referred to below (in such capacity, the “Administrative Agent”); and [____________________], a [___________________] (“Depositary Bank”).
RECITALS
     A. Depositary Bank and Debtor have entered into a depository agreement, a copy of which is attached to this Agreement as Annex 1 (the “Customer Agreement”), pursuant to which Depositary Bank has established its deposit account numbers in the name of Debtor (the “Accounts”) as listed on Annex 2.
     B. Debtor and certain of its affiliates have entered into a Security and Pledge Agreement, dated as of August 11, 2011 (as amended, modified and supplemented from time to time, the “Security Agreement”), in favor of the Administrative Agent, pursuant to which, among other things, Debtor granted to the Administrative Agent a security interest in the Accounts.
     C. The Administrative Agent, Debtor and Depositary Bank are entering into this Agreement to provide for the control of the Accounts and to perfect the security interest of the Administrative Agent in the Accounts.
     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
     Section 1. The Accounts. Depositary Bank confirms to the Administrative Agent and Debtor that (i) the Accounts have been established in the name of Debtor as recited above, (ii) Annex 2 attached to this Agreement is a complete and accurate statement of the Accounts and any free credit balance thereunder as of the date of this Agreement, and (iii) except for the claims and interest of the Administrative Agent and of Debtor in the Accounts, Depositary Bank does not know of any claim to or interest in the Accounts or in any financial asset carried therein. Depositary Bank will treat all property held by Depositary Bank in the Accounts as deposit accounts under Article 9 of the Uniform Commercial Code of the State of Texas.
     Section 2. Control. Except as otherwise provided in Section 3, Depositary Bank shall comply with entitlement orders concerning the Accounts from Debtor, or its authorized representatives, until such time as the Administrative Agent delivers a written notice to Depositary Bank that states that an Event of Default (as such term is used in the Security Agreement) has occurred and is continuing and that the Administrative Agent is thereby exercising exclusive control over the Accounts. Such notice is referred to in this Agreement as the “Notice of Exclusive Control”. After Depositary Bank receives the Notice of Exclusive

Control, Depositary Bank will immediately cease complying with instructions concerning the Accounts originated by Debtor or its representatives and shall comply with instructions originated by the Administrative Agent concerning the Accounts without further consent by Debtor, unless otherwise advised in writing by Administrative Agent.
     Section 3. Priority of Lien. Depositary Bank consents to and recognizes the security interest in the Accounts granted to the Administrative Agent by Debtor pursuant to the Security Agreement. Depositary Bank waives and releases all liens, encumbrances, claims and rights of setoff Depositary Bank may have against the Accounts or any funds carried in the Accounts except for payment of Depositary Bank’s customary fees pursuant to the Customer Agreement, and shall not assert any such lien, encumbrance, claim or right against the Accounts or any funds carried in the Accounts except for payment of customary fees when due and payable. Depositary Bank will not agree with any third party to comply with instructions concerning the Accounts originated by such third party without the prior written consent of the Administrative Agent and Debtor.
     Section 4. Statements, Confirmations and Notices of Adverse Claims. Depositary Bank shall send copies of all statements and other correspondence concerning the Accounts simultaneously to Debtor and the Administrative Agent at the respective addresses set forth in Section 14. If any person asserts any lien, encumbrance or adverse claim, through a garnishment proceeding or otherwise, against the Accounts or in any funds carried in the Accounts, Depositary Bank shall promptly notify the Administrative Agent and Debtor thereof.
     Section 5. Responsibility of Depositary Bank. Except for permitting a withdrawal or payment in violation of Section 2, Depositary Bank shall have no responsibility or liability to the Administrative Agent for complying with instructions concerning the Accounts from Debtor, or its authorized representatives, that are received by Depositary Bank before Depositary Bank receives a Notice of Exclusive Control. Depositary Bank shall have no responsibility or liability to Debtor for complying with a Notice of Exclusive Control or complying with instructions concerning the Accounts originated by the Administrative Agent. Depositary Bank shall have no duty to investigate or make any determination as to whether an Event of Default exists and shall comply with a Notice of Exclusive Control even if Depositary Bank believes that an Event of Default does not exist. Neither this Agreement nor the Security Agreement imposes or creates any obligation or duty of Depositary Bank other than those expressly set forth in this Agreement.
     Section 6. Tax Reporting. All items of income, gain, expense and loss recognized in the Accounts shall be reported to the Internal Revenue Service and all state and local taxing authorities under the name and taxpayer identification number of Debtor.
     Section 7. Customer Agreement. This Agreement supplements the Customer Agreement. In the event of a conflict between this Agreement and the Customer Agreement, the terms of this Agreement shall prevail. Regardless of any provision in the Customer Agreement, Texas is Depositary Bank’s jurisdiction for the purposes of this Agreement and of Article 9 of the Uniform Commercial Code as in effect in the State of Texas.
     Section 8. Termination. The rights and powers granted in this Agreement to the Administrative Agent have been granted in order to perfect the Administrative Agent’s security interest in the Accounts, are powers coupled with an interest and will neither be affected by the dissolution, liquidation or bankruptcy of Debtor nor by the lapse of time. The obligations of Depositary Bank under Sections 2, 3 and 4 shall continue in effect until the security interest of the Administrative Agent in the Accounts has been terminated pursuant to the terms of the Security Agreement and the Administrative Agent has notified Depositary Bank in writing of such termination. Upon receipt of such notice the obligations of Depositary Bank under Sections 2, 3 and 4 with respect to the operation and maintenance of the Accounts after the receipt of such notice shall terminate, the Administrative Agent shall have no further right to originate instructions concerning the Accounts, and Depositary Bank may take such steps as Debtor may request to vest full ownership and control of the Accounts in Debtor, including, but not limited to, removing the name of the Administrative Agent from the Accounts or transferring all of the funds in the Accounts to other accounts in the name of any Debtor or Debtor’s designee.
     Section 9. This Agreement. THIS AGREEMENT AND ANNEXES TO THIS AGREEMENT, AND THE AGREEMENTS AND INSTRUMENTS REQUIRED TO BE EXECUTED AND DELIVERED UNDER THIS AGREEMENT, SET FORTH THE ENTIRE AGREEMENT OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT AND SUPERSEDE AND DISCHARGE ALL PRIOR AGREEMENTS (WRITTEN OR ORAL), NEGOTIATIONS AND CONTEMPORANEOUS ORAL AGREEMENTS CONCERNING SUCH SUBJECT MATTER AND NEGOTIATIONS. THERE ARE NO ORAL CONDITIONS PRECEDENT TO THE EFFECTIVENESS OF THIS AGREEMENT AND THERE ARE NO OTHER ORAL AGREEMENTS OF THE PARTIES.
     Section 10. Amendments. No amendment, modification or termination of this Agreement or waiver of any right under this Agreement shall be binding on any party to this Agreement unless the amendment, modification or termination is in writing and is signed by Debtor, the Administrative Agent and Depositary Bank.
     Section 11. Severability. If any term or provision set forth in this Agreement shall be invalid or unenforceable, the remainder of this Agreement, or the application of the remaining terms or provisions of this Agreement to persons or circumstances, other than the term or provision held invalid or unenforceable, shall be construed in all respects as if such invalid or unenforceable term or provision were omitted.
     Section 12. Successors. The terms of this Agreement shall be binding upon, and shall inure to the benefit of, the parties to this Agreement and their respective successors and assigns.
     Section 13. Rules of Construction. In this Agreement, words in the singular number include the plural, and in the plural include the singular; and words of the masculine gender include the feminine and the neuter, and when the sense so indicates words of the neuter gender may refer to any gender. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience and do not define, limit or describe the scope or intent of the provisions of this Agreement.
     Section 14. Notices. Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing (including by telecopy) and shall be delivered to the intended recipient at its address set forth below.

If to Debtor:
[Name and address]

Attention:
Telephone:
Telecopy:
If to the Administrative Agent:
Wells Fargo Bank, N.A.

Attention:
Telephone:
Telecopy:
If to Depositary Bank:
[Name and address]

Attention:
Telephone:
Telecopy:
Any party may change its address for notices in the manner set forth above. All such communications shall be effective upon delivery; provided, however, that if such delivery does not occur by 4:00 p.m. recipient’s time on a Business Day, then such transmission or delivery shall be deemed to occur on the next Business Day.
     Section 16. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more such counterparts.
     SECTION 17. CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.
[Signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

[Name of Debtor]
By:
Name:
Title:

WELLS FARGO BANK, N.A., as Administrative Agent
By:
Name:
Title:

[Name of Depositary Bank]
By:
Name:
Title:

ANNEX 1
CUSTOMER AGREEMENT

ANNEX 2
STATEMENT OF ACCOUNTS

EXHIBIT B
GRANT OF PATENT SECURITY INTEREST
     WHEREAS, [_______________], a [_________________] (“Grantor”), owns and uses in its business, and will in the future adopt and so use, various intangible assets, including the Patent Collateral (as defined below); and
     WHEREAS, pursuant to a Credit Agreement dated as of _____________, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Carriage Services, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto (the “Guarantors”), the Lenders party thereto (the “Lenders”) and Wells Fargo Bank, N.A., as Administrative Agent, the Lenders have agreed to make Loans to and make other extensions of credit on behalf of the Borrower (capitalized terms used but not defined herein have the respective meanings assigned to them in the Credit Agreement); and
     WHEREAS, pursuant to the terms of the Security and Pledge Agreement dated as of _____________, 2011 (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”), among the Borrower, the Guarantors and Wells Fargo Bank, N.A., as collateral agent for each of the Secured Parties (as defined in the Security Agreement) (in such capacity, the “Administrative Agent”), Grantor has agreed to grant in favor of the Administrative Agent a perfected security interest in, and the Administrative Agent has agreed to become a secured creditor with respect to, Patent Collateral;
     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, subject to the terms and conditions of the Security Agreement, Grantor hereby grants to the Administrative Agent a security interest in all of Grantor’s right, title and interest in and to the following, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located (the “Patent Collateral”):
     (i) all patents and patent applications, the inventions and improvements described and claimed therein, and all patentable inventions, including but not limited to the patents and patent applications listed on Schedule A;
     (ii) all reissues, divisions, continuations, renewals, extensions and continuations-in-part of the foregoing;
     (iii) all rights (A) to all income, profits, royalties, damages and payments now or hereafter due and/or payable under and with respect thereto, including damages and payments for past, present or future infringements thereof, (B) to sue for past, present and future infringements thereof, and (C) otherwise accruing under or pertaining to any of the foregoing throughout the world;
     (iv) all licenses or user or other agreements granted to Grantor with respect to any of the foregoing, in each case whether now or hereafter owned or used; and

     (v) all causes of action, claims and warranties now or hereafter owned or acquired by Grantor in respect of any of the items listed above.
     Notwithstanding anything herein to the contrary, in no event shall the Patent Collateral include, and Grantor shall not be deemed to have granted a security interest in, any of Grantor’s rights or interests in any license, contract or agreement to which Grantor is a party or any of its rights or interests thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement or otherwise, result in a breach of the terms of, or constitute a default under any license, contract or agreement to which Grantor is a party; provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Patent Collateral shall include, and Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect.
     Grantor further acknowledges and affirms that the rights and remedies of the Administrative Agent with respect to the security interest in the Patent Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, Grantor has caused this Grant of Patent Security Interest to be duly executed and delivered by its duly authorized officer as of the ___ day of ____________, ____.

[__________________________________________]
By:
Name:
Title:

SCHEDULE A
TO
GRANT OF PATENT SECURITY INTEREST
Patents Issued:

Patent No.	Issue Date	Invention	Inventor

Patents Pending:

Applicant’s	Date	Application
Name	Filed	Number	Invention	Inventor

EXHIBIT C
GRANT OF TRADEMARK SECURITY INTEREST
     WHEREAS, [_______________], a [_________________] (“Grantor”), owns and uses in its business, and will in the future adopt and so use, various intangible assets, including the Trademark Collateral (as defined below); and
     WHEREAS, pursuant to a Credit Agreement dated as of __________, 2011, (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Carriage Services, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto (the “Guarantors”), the Lenders party thereto (the “Lenders”) and Wells Fargo Bank, N.A., as Administrative Agent, the Lenders have agreed to make Loans to and make other extensions of credit on behalf of the Borrower (capitalized terms used but not defined herein have the respective meanings assigned to them in the Credit Agreement); and
     WHEREAS, pursuant to the terms of the Security and Pledge Agreement dated as of ___________, 2011 (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”), among the Borrower, the Guarantors and Wells Fargo Bank, N.A., as collateral agent for each of the Secured Parties (as defined in the Security Agreement) (in such capacity, the “Administrative Agent”), Grantor has agreed to grant in favor of the Administrative Agent a perfected security interest in, and the Administrative Agent has agreed to become a secured creditor with respect to, Trademark Collateral;
     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, subject to the terms and conditions of the Security Agreement, Grantor hereby grants to the Administrative Agent a security interest in all of Grantor’s right, title and interest in and to the following, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located (the “Trademark Collateral”):
     (i) all trade names, trademarks and service marks, logos, trademark and service mark registrations, and applications for trademark and service mark registrations, including but not limited to those registrations and applications listed on Schedule A, and all goodwill associated therewith;
     (ii) all renewals of trademark and service mark registrations;
     (iii) all rights (A) to all income, royalties, damages and other payments (including in respect of all past, present and future infringements) with respect to any of the foregoing, (B) to sue for all past, present and future infringements thereof, and (C) otherwise accruing under or pertaining to any of the foregoing, together, in each case, with the product lines and goodwill of the business connected with the use of, and symbolized by, each such trade name, trademark and service mark;
     (iv) all licenses or user or other agreements granted to Grantor with respect to any of the foregoing, in each case whether now or hereafter owned or used; and

     (v) all causes of action, claims and warranties now or hereafter owned or acquired by Grantor in respect of any of the items listed above.
     Notwithstanding anything herein to the contrary, in no event shall the Trademark Collateral include, and Grantor shall not be deemed to have granted a security interest in, any of Grantor’s rights or interests in (i) any intent to use trademark application, or (ii) any license, contract or agreement to which Grantor is a party or any of its rights or interests thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement or otherwise, result in a breach of the terms of, or constitute a default under any license, contract or agreement to which Grantor is a party; provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Trademark Collateral shall include, and Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect.
     Grantor further acknowledges that the rights and remedies of the Administrative Agent with respect to the security interest in the Trademark Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.
[Remainder of page intentionally left blank.]

     IN WITNESS WHEREOF, Grantor has caused this Grant of Trademark Security Interest to be duly executed and delivered by its duly authorized officer as of the __ day of _______, ____.

[________________________________________________]
By:
Name:
Title:

SCHEDULE A
TO
GRANT OF TRADEMARK SECURITY INTEREST

	United States	Registration or	Registration
Registered Owner	Trademark/Service Mark	Serial Number	or Filing Date

ANNEX 1
Intellectual Property Licenses
None

ANNEX 2
Patent Collateral

ANNEX 3
Equity Interest Collateral

ANNEX 4
Trademark Collateral

ANNEX 5
Filing Offices

ANNEX 6
Debtor Information

ANNEX 7
Prior Transactions

ANNEX 8
Offices and Locations of Records

ANNEX 9
Locations of Inventory and Equipment

ANNEX 10
Deposit Accounts

ANNEX 11
Securities Accounts and Commodity Accounts

ANNEX 12
Instruments and Tangible Chattel Paper

ANNEX 13
Electronic Chattel Paper

ANNEX 14
Letters of Credit

ANNEX 15
Commercial Tort Claims

EXHIBIT 4.01(h)
FORM OF BORROWING REQUEST
_________________
_________________
_________________
Attention: _________________

Telecopy: (713) ________
Re: Revolving Credit Agreement dated as of ____________, 2011, by and among _________________ (the “Borrower”), _________________, as Administrative Agent and the Lenders party to the Credit Agreement
Ladies and Gentlemen:
     Pursuant to the Credit Agreement, the Borrower hereby makes the requests indicated below:

(a)	Amount of Loan: $_________

(b)	Requested funding date: ___________________

(c)	Type of Loan:

_________ Loan; or

_________ Eurodollar Loan

(d)	Requested Interest Period for Eurodollar Loan: ______________

(e)	Location and number of the Borrower’s account to which funds are to be disbursed:

________________

________________
     The undersigned certifies that [s]he is an authorized officer of the Borrower and as such [s]he is authorized to execute this request on behalf of the Borrower. The Borrower represents and warrants that (i) the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement and that no Default or Event of Default shall exist or will occur as a result of the making of such requested Borrowing; and (ii) the representations and

Exhibit 4.01(h) - Page 1

warranties contained in Article III of the Credit Agreement are correct as of the date of the Borrowing requested hereby, after giving effect to such Borrowing.
     Each capitalized term used but not defined herein shall have the meaning assigned to such term in the Credit Agreement.

Very truly yours,
,
a _________________

By:
Name:
Title:

EXHIBIT 5.01
FORM OF COMPLIANCE CERTIFICATE
     The undersigned hereby certifies that [s]he is the [chief financial officer/principal accounting officer/treasurer/controller] of _________________, a _________________ (the “Borrower”) and that as such [s]he is authorized to execute this certificate on behalf of the Company. With reference to the Revolving Credit Agreement dated as of ____________, 20__ (together with all amendments or supplements thereto being the “Credit Agreement”), among the Borrower, ______________________, as Administrative Agent and the Lenders (as defined in the Credit Agreement), the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Credit Agreement unless otherwise specified):
(a)	The representations and warranties of the Borrower and its Subsidiaries contained in Article III of the Credit Agreement and in the Loan Documents were true and correct in all material respects when made, and are repeated at and as of the time of delivery hereof and to the best of the undersigned’s knowledge are true and correct in all material respects at and as of the time of such delivery, except for such representations and warranties as are by their express terms limited to a specific date.

(b)	The worksheet attached hereto as Exhibit A sets forth all permitted Indebtedness, which is subject to dollar limitations, of the Borrower and its Subsidiaries pursuant to Section 6.01.

(c)	The Borrower hereby certifies that no Event of Default or Default has occurred or is continuing.

(d)	Calculations for all financial covenants contained in the Credit Agreement are set forth in the worksheet attached hereto as Exhibit B.

(e)	Except as set forth on Exhibit C attached hereto, there have been no changes in GAAP or in the application thereof, as used in the preparation of the Borrower’s consolidated financial statements, since the date of the audited financial statements referred to in Section 3.04 of the Credit Agreement.

Exhibit 5.01 - Page 1

EXECUTED AND DELIVERED this _____ day of _______________, 20______.

BORROWER: _________________
By:
Name:
Title:

Exhibit 5.01 - Page 2

EXHIBIT A to
EXHIBIT 5.01
INDEBTEDNESS
As of the date of the attached financial statements:

Indebtedness of the Type
Described in the Credit Agreement	Actual Amount	Covenant Amount
Section 6.01(e) (purchase money, etc.)	$__________________	≤ $15,000,000

Section 6.01(f) (CAPEX)	$__________________	≤ $15,000,000

Section 6.01(h) (Unsecured)	$__________________	≤ $5,000,000

Section 6.01(i) (Canadian Acquisition Basket)	$__________________	≤ $75,000,000

Exhibit 5.01 - Exhibit B-i

EXHIBIT B to
EXHIBIT 5.01
FINANCIAL COVENANT CALCULATION WORKSHEET

Pro Forma
		Calculation	Covenant Requirement
1.	Fixed Charge Coverage Ratio:
(i) EBITDA
Minus: non-financed Maintenance Capital Expenditures
Minus: cash income taxes paid
Plus: income tax refunds received
To
(ii) Interest Expense
Plus: scheduled and required principal payments in respect of Indebtedness actually paid
Plus: cash dividends paid
2.	Leverage Ratio:
(i) Senior Debt
To
(ii) Consolidated EBITDA
3.	Shareholder Equity
Prior Shareholder Equity of $__________, plus _____ of positive after tax consolidated Net Income since previous calculation
Calculation of Consolidated EBITDA
A.	Consolidated Net Income $________________
     (i) plus Consolidated Interest Expense
$________________
     (ii) plus provisions for federal, state, local or foreign income tax
$________________
     (iii) plus depreciation and amortization (to the extent included in operating expenses
$________________
     (iv) plus EBITDA of any Permitted Acquisition calculated on an historic basis for such Permitted Acquisition as if same had occurred on the first day of the period for which such

Exhibit 5.01 - Exhibit B-1

EBITDA is measured, with such pro-forma adjustments as the Administrative Agent, in its sole discretion, shall approve
$________________
     (v) plus other non-cash expenses
$________________
     (vi) plus non-recurring expenses and minus non-recurring income items (in each case, to the extent said items are used to calculate Consolidated Net Income), so long as said items, in each case, remain non-cash items
$__________________
               Equals Consolidated EBITDA                 $_________________
B.	Calculation of Senior Debt
     With respect to the Borrower and its Subsidiaries, other than Unrestricted Subsidiaries:
     (i) unpaid principal balance for borrowed money of any kind
$___________________
     (ii) unpaid principal balance of obligations evidenced by bonds, debentures, notes or similar instruments
$___________________
     (iii) unpaid principal amount of obligations upon which interest charges are customarily paid
$___________________
     (iv) deferred purchase price arrangements, including obligations under conditional sale or other title retention agreements relating to property acquired (excluding current accounts payable incurred in the ordinary course of business)
$________________
     (v) Indebtedness secured by any Lien on property owned or acquired, whether or not the Indebtedness secured thereby has been assumed
$________________
     (vi) Guarantees of Indebtedness of others
$________________

Exhibit 5.01 - Exhibit B-2

     (vii) Capital Lease Obligations existing on the Effective Date or newly created thereafter, but excluding any such obligations which become Capital Lease Obligations as a result of changes in GAAP occurring after the Effective Date
$________________
     (viii) all obligations, contingent or otherwise, as an account party in respect of letters of credit and letters of guaranty and
$________________
     (ix) all obligations, contingent or otherwise, in respect of bankers’ acceptances
$________________
               Equals Senior Debt            $________________

Exhibit 5.01 - Exhibit B-3

EXHIBIT 9.04
FORM OF ASSIGNMENT AND ASSUMPTION
          This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
          For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	____________________

2.	Assignee:	____________________
[and is an Affiliate/Approved Fund of [identify Lender]4]

3.	Borrower:	_________________

4.	Administrative Agent:	_________________, as the administrative agent under the Credit Agreement

[4]	Select as applicable.

Exhibit 9.04 - Page 1

5.	Credit Agreement:	The $_________ Credit Agreement dated as of __________, 20__ among _________________, the Lenders parties thereto, _________________, as Administrative Agent, and the other agents parties thereto
6.	Assigned Interest:

AGGREGATE
	AMOUNT OF	AMOUNT OF
FACILITY	COMMITMENT/ LOANS	COMMITMENT/ LOANS	PERCENTAGE ASSIGNED OF
ASSIGNED	FOR ALL LENDERS	ASSIGNED	COMMITMENT/LOANS[5]
	$	$	%
	$	$	%
	$	$	%
	$	$	%
Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[5]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit 9.04 - Page 2

Consented to and Accepted: _________________, as [Administrative Agent,][6] and Issuing Bank
By
Name:
Title:

[Consented to:][7] [_________________]
By
Name:
Title:

[6]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[7]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit 9.04 - Page 3

ANNEX 1
[__________________]8
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document,9 (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of the Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of the Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender10, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and

[8]	Describe Credit Agreement at option of Administrative Agent.

[9]	The term “Loan Document” should be conformed to that used in the Credit Agreement.

[10]	The concept of “Foreign Lender” should be conformed to the section in the Credit Agreement governing withholding taxes and gross-up.

Annex 1 - 1

information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.

Annex I - 2

SCHEDULE 2.01
COMMITMENTS

LENDER	COMMITMENT
Wells Fargo Bank, N.A.	$60,000,000

Schedule 2.01 - Page 1

SCHEDULE 3.01
QUALIFICATION EXCEPTIONS

Schedule 2.01 - Page 1

SCHEDULE 3.06
DISCLOSED MATTERS
[Leathermon Matter only]

Schedule 3.06 - Page 1

SCHEDULE 3.12
LIST OF SUBSIDIARIES
See attached.

Schedule 3.12 - Page 1

SCHEDULE 3.16
SWAP AGREEMENTS
None.

Schedule 3.16 - Page 1

SCHEDULE 6.01(b)
EXISTING INDEBTEDNESS
See attached.

Schedule 6.01(b) - Page 1

SCHEDULE 6.02(b)
EXISTING LIENS

Schedule 6.01(b) - Page 2

SCHEDULE 6.06(b)
EXISTING INVESTMENTS

Schedule 6.06(b) - Page 1

SCHEDULE 6.08
RESTRICTIVE AGREEMENTS
None other than Senior Notes.

Schedule 6.08 - Page 1